Exhibit 10.45

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

Made Event, LLC, Mike Bindra,

EZ Festivals, LLC, Laura De Palma,

SFX Acquisition, LLC

and

SFX Entertainment, Inc.

Dated August 21, 2013

Table of Contents

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF FIRST CLOSING MEMBERSHIP INTERESTS	15

	2.1 Execution of Agreement; Advance Fee	15

	2.2 Purchase and Sale of First Closing Membership Interests	16

	2.3 Consideration	16

	2.4 First Closing Cash Payment Adjustments	17

	2.5 First Closing Stock Consideration Adjustment	21

	2.6 First Closing	21

3.	PURCHASE AND SALE OF SECOND CLOSING MEMBERSHIP INTERESTS	25

	3.1 Purchase and Sale of Second Closing Membership Interests	25

	3.2 Consideration	26

	3.3 Second Closing Purchase Price Adjustment	27

	3.4 Second Closing	27

	3.5 Put Right	30

4.	REPRESENTATIONS AND WARRANTIES	31

	4.1 Representations and Warranties Concerning the Sellers	31

	4.2 Representations and Warranties Concerning the Companies	32

	4.3 Representations; Warranties, and Acknowledgments of each of the Sellers Concerning the Stock Consideration	50

	4.4 Representations and Warranties of Buyer and Parent	52

5.	ADDITIONAL AGREEMENTS	54

	5.1 Further Assurances	54

	5.2 Confidentiality	54

	5.3 Distributions	55

	5.4 Non-Competition/Non-Solicitation/Non-Disparagement	55

	5.5 Withholding	57

	5.6 Tax Matters	57

6.	THE COMPANIES AND THE SELLERS PRE FIRST CLOSING COVENANTS	60

	6.1 Conduct of the Business	60

	6.2 Access	61

	6.3 Pferdmenges Litigation	61

	6.4 Limited Liability Company Agreement	62

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6.5 Updated Disclosure	63

7.	THE COMPANIES AND THE SELLERS PRE AND POST SECOND CLOSING COVENANTS	63

7.1 Financial Information	63

7.2 EBITDA Calculations	63

7.3 Limitations on Parties’ Covenants and Agreements	64

7.4 Notification of Adverse Occurrence	65

7.5 Second Closing Conditions Precedent	65

7.6 Updated Disclosure	65

7.7 Cooperation as to Tax Matters	65

7.8 Interim Closing of Newco’s Books in Connection with the Second Closing	66

8.	CONDITIONS PRECEDENT TO FIRST CLOSING	66

8.1 Mutual Conditions of the Parties	66

8.2 Conditions to Buyer’s and Parent’s Obligations	66

8.3 Conditions to the Sellers’ and the Companies’ Obligations	67

9.	CONDITIONS PRECEDENT TO SECOND CLOSING	68

9.1 Mutual Conditions of the Parties	68

9.2 Second Closing Conditions Precedent to Obligations of Buyer	68

9.3 Conditions to the Sellers’ Obligations	69

10.	SURVIVAL; INDEMNIFICATION	70

10.1 Survival of Representations and Warranties and Covenants	70

10.2 Indemnification of Parent and Buyer	70

10.3 Indemnification of the Sellers	71

10.4 Procedures Relating to Indemnification	71

10.5 Determination of Loss Amount	72

10.6 Exclusive Remedy; Specific Performance	73

10.7 Third Party Beneficiaries	73

10.8 Threshold Amount; and Indemnification Cap	73

11.	TERMINATION	74

11.1 Termination of Agreement	74

11.2 Effect of Termination	75

12.	MISCELLANEOUS	76

12.1 Press Releases and Announcements	76

12.2 No Third-Party Beneficiaries	76

12.3 Entire Agreement	76

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12.4 Assignment	76

12.5 Counterparts	77

12.6 Notices	77

12.7 Governing Law; Jurisdiction; Venue	78

12.8 Disputes and Binding Arbitration	79

12.9 Amendments and Waivers	80

12.10 Severability	81

12.11 Expenses	81

12.12 Construction	81

Exhibits

Exhibit A — NewCo Limited Liability Company Agreement

Exhibit B — Form of Employment Agreement

Exhibit C — Form of Promissory Note

Exhibit D — Letter Agreement

Exhibit E — Form of Assignment of Membership Interest

Exhibit F — Form of Certificate of Formation

Exhibit G — Form of Pledge Agreement

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), is entered into as of August 21, 2013, by and among SFX Acquisition, LLC, a Delaware limited liability company (“Buyer”), SFX Entertainment, Inc., a Delaware corporation (“Parent”), Made Event, LLC, a Massachusetts limited liability company (“Made”), Mike Bindra (“Bindra”), EZ Festivals, LLC, a New York limited liability company (“EZ”, and collectively with Made, the “Companies”), and Laura De Palma (“De Palma”) (Bindra and De Palma may be each referred to herein individually as a “Seller” and collectively as the “Sellers”, and the Sellers collectively with the Companies may be referred to herein as the “Seller Parties”).  Buyer, Parent, Made, Bindra, EZ and De Palma are each a “Party” and are collectively the “Parties”.

A.            Bindra owns one hundred percent (100%) of the total issued and outstanding membership interests in Made (the “Made Membership Interests”).

B.            De Palma owns one hundred percent (100%) of the total issued and outstanding membership interests in EZ (the “EZ Membership Interests”, and collectively with the Made Membership Interests, the “Membership Interests”).

C.            Parent owns 100% of the equity interests of Buyer.

D.            The Sellers desire to sell, assign, convey, and transfer to Buyer, and Buyer desires to purchase from the Sellers, the First Closing Membership Interests at the First Closing and the Second Closing Membership Interests at the Second Closing pursuant to the terms hereof.

E.            Simultaneously with the First Closing, Buyer, Bindra and De Palma will enter into a limited liability company agreement, in substantially the form attached hereto as Exhibit A (the “NewCo Limited Liability Company Agreement”) in connection with the formation of a new Delaware limited liability company (“NewCo”).

F.             Simultaneously with the First Closing, Buyer shall contribute, as a contribution to capital, the First Closing Membership Interests to NewCo, Bindra shall contribute, as a contribution to capital, the Made Remaining Membership Interests to NewCo, and De Palma shall contribute, as a contribution to capital, the EZ Remaining Membership Interests to NewCo.

G.            Simultaneously with the execution and delivery of this Agreement, each of Bindra and De Palma is entering into an Employment Agreement with NewCo.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      DEFINITIONS

“2013 EZ Adjustment Amount” has the meaning set forth in Section 2.4(b).

“2013 Festival Adjustment Amount” has the meaning set forth in Section 2.4(b).

“2013 Festival P&L Statement” has the meaning set forth in Section 2.4(b).

“Final 2013 Festival Adjustment Amount” has the meaning set forth in Section 2.4(g).

“2013 Made Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Accounting Firm” means Ernst & Young.

“Action” means any claim (including any complaint, counterclaim, or cross-claim), suit, demand, action, causes of action, litigation, arbitration, audit, hearing, investigation, inquiry, or any other proceeding whatsoever, at law or in equity.

“W/C Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Adjustment Dispute” has the meaning set forth in Section 2.4(d).

“Advance Fee” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any particular Person, (a) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting Securities, by Contract, or otherwise, (b) any partner, officer, director, or employee of such Person or any parent, spouse, child, brother, sister, or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing, or (c) any liquidating trust, trustee, or other similar Person for any Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Employment Agreements, the assignments of the Membership Interests, the assignments of the Secured Interests, the Registration Rights Agreement, the Notes and the NewCo Limited Liability Company Agreement.

“Arbitrator” has the meaning set forth in Section 12.8(b)(i).

“Audited Financial Statements” has the meaning set forth in Section 4.2(g).

“Beer Distribution Letter” has the meaning set forth in Section 2.1(f).

“Binding Arbitration” has the meaning set forth in Section 12.8(a).

“Bindra” has the meaning set forth in the Preamble.

“Board” means, with respect to an Entity, the board of directors, board of managers, or similar governing body of such Entity.

“Books and Records” means all books and records, ledgers, including stock ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by any of the Seller Parties, to the extent related to the Business, or in which either of the Companies’ assets, the Business or the Companies’ transactions are otherwise reflected; provided that each of the Sellers’ personal Tax records shall not be treated as Book and Records.

“Business” means the organization and promotion of the Festival, including the simulcasting and webcasting of the Festival.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in the State of New York are required or authorized by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 10.2.

“Cash and Cash Equivalents” means all cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes, marketable securities and other cash equivalents of each of the Companies and their subsidiaries, and all other items included as cash or cash equivalents on the Financial Statements defined in accordance with GAAP.  Cash balance to be offset by outstanding checks, outbound wire transfers in progress, and any restricted cash or overdrawn cash accounts.

“Claiming Party” has the meaning set forth in Section 10.4(a).

“Closing Statement” has the meaning set forth in Section 2.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the Preamble.

“Companies Fundamental Representations” means those representations and warranties set forth in Sections 4.1(a) and 4.2(a)-(d).

“Company Intellectual Property” has the meaning set forth in Section 4.2(m)(ii).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.2(m)(iii).

“Confidential Information” has the meaning set forth in Section 5.2.

“Consents” has the meaning set forth in Section 4.2(e).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement, commitment, arrangement, or other consensual obligation, in each case whether written or oral.

“Control Notice” has the meaning set forth in Section 10.4(b).

“Credit Line Agreements” means (i) the Revolving Note, dated as of June 11, 2013, from Made in favor of City National Bank for the original principal amount of $500,000, (ii) the

Security Agreement, dated as of June 11, 2013, from Made and EZ in favor of City National Bank, (iii) the Continuing Guaranty, dated as of June 11, 2013, from Mike Bindra in favor of City National Bank, (iv) the Continuing Guaranty, dated as of June 11, 2013, from Laura De Palma in favor of City National Bank and (v) the Continuing Guaranty, dated as of June 11, 2013, from EZ in favor of City National Bank.

“Current Assets” means the consolidated current assets of the Companies, including all Cash and Cash Equivalents, which current assets shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Assets” and no other assets; in each case determined in accordance with GAAP.

“Current Liabilities” means the consolidated current liabilities of the Companies, including all Indebtedness and all of the Seller Transaction Expenses, which current liabilities shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Liabilities” and no other liabilities; in each case determined in accordance with GAAP.

“Deemed Purchased Assets” has the meaning set forth in Section 5.6(a).

“Defending Party” has the meaning set forth in Section 10.4(a).

“De Palma” has the meaning set forth in the Preamble.

“Disclosure Schedules” has the meaning set forth in Section 4.1.

“Dispute” has the meaning set forth in Section 12.8(a).

“Draft Asset Allocation Statement” has the meaning set forth in Section 5.6(a).

“Draft Second Closing Asset Allocation Statement” has the meaning set forth in Section 5.6(b).

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“EBITDA” means for the applicable fiscal period, the consolidated net income in accordance with US GAAP consistently applied, excluding amortization and depreciation.

“Employment Agreements” means the employment agreements between each of the Sellers and NewCo, in substantially the form attached hereto as Exhibit B, effective as of the First Closing Date.

“Entity” means a Person that is not an individual.

“Environmental Laws” means, whenever in effect, all foreign, federal, state and local Laws and similar provisions having the force or effect of law relating to human or worker health and safety, pollution or protection of the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of or exposure to Hazardous Substances in any manner applicable to the Business, either of the Companies or their respective assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).

“Environmental Permits” shall have the meaning set forth in Section 4.2(r)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.2(o)(iv).

“EZ” has the meaning set forth in the Preamble.

“EZ First Closing Membership Interests” means seventy percent (70%) of the EZ Membership Interests.

“EZ Membership Interests” has the meaning set forth in the Preamble.

“EZ Pledge Agreement” has the meaning set forth in Section 6.4(d).

“EZ Profit/Loss Share” has the meaning set forth in Section 2.4(b).

“EZ Promissory Note” means the promissory note, in substantially the form attached hereto as Exhibit C, issued by Parent in favor of De Palma in an amount equal to Five Million Dollars ($5,000,000).

“EZ Remaining Membership Interests” means thirty percent (30%) of the EZ Membership Interests.

“EZ Second Closing Membership Interests” has the meaning set forth in Section 6.4(d).

“EZ Secured Interests” has the meaning set forth in Section 6.4(d).

“Festival” means the annual electronic dance music festival referred to as “Electric Zoo Festival”.

“Festival Contract” means the Contract(s) and permit(s) providing for the use of the Festival Site for the purposes of conducting the Festival.

“Festival P&L Statements” has the meaning set forth in Section 4.2(z)(ii).

“Festival Site” means Randalls Island Park, New York, New York.

“Final W/C Adjustment Amount” has the meaning set forth in Section 2.4(f).

“Financial Statements” has the meaning set forth in Section 4.2(g).

“FIRPTA Certificate” has the meaning set forth in Section 2.6(b)(i)(K).

“First Closing” has the meaning set forth in Section 2.6(a).

“First Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“First Closing Date” has the meaning set forth in Section 2.6(a).

“First Closing Membership Interests” means seventy percent (70%) of the Made Membership Interests and seventy percent (70%) of the EZ Membership Interests.

“First Closing Purchase Price” means the First Closing Cash Payment, the First Closing Stock Consideration, the Made Promissory Note and the EZ Promissory Note.

“First Closing Stock Consideration” means shares of SFX Common Stock with a value equal to Two Million Five Hundred Thousand Dollars ($2,500,000), with such shares of SFX Common Stock to be valued at the First Closing Stock Price.

“First Closing Stock Price” means the lesser of (i) Twelve Dollars and Seventy Five Cents ($12.75) per share of SFX Common Stock or (ii) the initial offering price of SFX Common Stock at the time of an SFX Qualified IPO, as applicable.

“First Target First Closing Date” means September 30, 2013.

“Floor” means an amount equal to Five Million Dollars ($5,000,000).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.

“Governmental Authority” means any of the following: (a) the United States of America or any other country; (b) any state, commonwealth, province, territory, or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities); and (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator, or panel of arbitrators.

“Hazardous Substances” mean any chemical, material or substance defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutant,” “contaminant,” “pollutant,” “toxic substance” or words of similar meaning and effect under any applicable Law.

“Indebtedness” means, with respect to a Person, (a) all obligations of such Person for borrowed money or that have been incurred in connection with the acquisition of property or assets; (b) obligations secured by any Lien upon property or assets owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations; (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) capitalized lease obligations; (e) obligations with respect to interest rate or currency swaps, collars, caps, and similar hedging obligations; (f) all guaranties, surety or indemnity obligations by such Person; and (g) all obligations of such Person in regard to guaranties or sureties by others of such Person’s obligations, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty.

“Intellectual Property” means all intellectual property rights throughout the world, including all trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); trade names; Internet domain name registrations; inventions (whether or not patentable), patents and patent applications, together with all reissues, continuations, continuations-in-part, extensions and reexaminations thereof; copyrights and registrations and registration applications therefor, including copyrights in software and databases; trade secrets, know-how, and confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 4.2(g).

“JAMS” means JAMS, Inc.

“Key Consultants” has the meaning set forth in Section 4.2(y).

“Knowledge” means, with respect to an individual Person, that Person’s own reasonable knowledge without due inquiry; and with respect to an Entity, the reasonable knowledge of each of that Entity’s members, directors and executive officers, with due inquiry.

“Law” means any statute, law, regulation, ordinance, executive order, judgment, order, decree, stipulation, injunction, administrative order, common law doctrine, or other regulation or rule of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.2(i)(ii).

“Leased Real Property” has the meaning set forth in Section 4.2(i)(ii).

“Letter Agreement” has the meaning set forth in Section 2.1.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) or Indebtedness, including any liability for Taxes.

“Lien” means any mortgage, pledge, easement, security interest, claim, judgment, conditional sale or other title retention agreement, lien, or other encumbrance or right of any Person, other than (i) those arising pursuant to applicable federal and state securities laws and (ii) Permitted Liens.

“Listed IP” has the meaning set forth in Section 4.2(m)(i).

“Loss” has the meaning set forth in Section 10.2.

“Made” has the meaning set forth in the Preamble.

“Made First Closing Membership Interests” means seventy percent (70%) of the Made Membership Interests.

“Made Mark” has the meaning set forth in Section 4.2(m)(i).

“Made Membership Interests” has the meaning set forth in the Preamble.

“Made Pledge Agreement” has the meaning set forth in Section 6.4(c).

“Made Profit/Loss Share” has the meaning set forth in Section 2.4(b).

“Made Promissory Note” means the promissory note, in substantially the form attached hereto as Exhibit C, issued by Parent in favor of Bindra in an amount equal to Five Million Dollars ($5,000,000).

“Made Remaining Membership Interests” means thirty percent (30%) of the Made Membership Interests.

“Made Second Closing Membership Interests” has the meaning set forth in Section 6.4(c).

“Made Secured Interests” has the meaning set forth in Section 6.4(c).

“Material Adverse Effect” means any event, change, circumstance, or occurrence that, individually or together with any one or more other events, changes, circumstances, or occurrences, has had, or would reasonably be expected to have, a material adverse effect or impact upon the assets, condition (financial or otherwise), results of operations, business or earnings of either of the Companies, or on the ability of any Party to consummate the Transactions; provided, that, “Material Adverse Effect” shall not include any event, change, circumstance, or occurrence, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Companies operate; (iii) any change, effect or circumstance resulting from an action required or permitted by, or the announcement of, this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; or (iv) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided, however, that in the cases of clauses (i) and (ii), to the extent such change or effect, individually or in the aggregate, does not have a disproportionate effect on the Party compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.2(l).

“Membership Interests” has the meaning set forth in the Recitals.

“Net Working Capital” means Current Assets, minus Current Liabilities, each calculated immediately before, and without giving effect to, the First Closing, of both of the Companies.

“NewCo” has the meaning set forth in the Recitals.

“NewCo Limited Liability Company Agreement” has the meaning set forth in the Recitals.

“Notes” means the Made Promissory Note and the EZ Promissory Note.

“Objections Statement” has the meaning set forth in Section 2.4(d).

“Offered Seller Units” has the meaning set forth in Section 3.5(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.

“Open Source Materials” means any software or other technology subject to an Open Source License.  For the avoidance of doubt, Open Source Materials include Copyleft Materials.

“Organizational Documents” means, with respect to any Entity, such Entity’s certificate of incorporation, articles of incorporation, bylaws, articles of organization, constitution, partnership agreement, limited liability company agreement, formation agreement, trust agreement, and other similar organizational documents of such Entity.

“Parent” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Pension Plans” has the meaning set forth in Section 4.2(o)(i).

“Permitted Liens” means liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; liens arising under equipment leases with third parties entered into in the ordinary course of business; or other imperfections of title if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.  Each Permitted Lien of which either of the Sellers or either of the Companies has Knowledge is set forth on Schedule 1.

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or Entity, or Governmental Authority.

“Pferdmenges Litigation” has the meaning set forth in Section 6.3.

“Plans” has the meaning set forth in Section 4.2(o)(i).

“Pledge Agreements” has the meaning set forth in Section 6.4(d).

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Pre-First Closing Period” means any taxable period ending on or before the First Closing Date and that portion of any Straddle Period up to and including the First Closing Date.  The determination whether and to what extent an amount is attributable to a Pre-First Closing Period shall be made in accordance with the definition of “Pre-First Closing Taxes.”

“Pre-First Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on either of the Sellers or either of the Companies for any and all Pre-First Closing Periods, (b) any and all Taxes of or imposed on either of the Sellers or either of the Companies for any and all portions of Straddle Periods ending on the First Closing Date (determined in accordance with the definition of Straddle Period), (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which either of the Companies (or any predecessor of either of the Companies as of the First Closing) is or was a member prior to the First Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on either of the Sellers or either of the Companies as a result of transferee, successor or similar Liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including the Transactions) occurring simultaneous with or before the First Closing and where such status as a successor, transferee or other relevant relationship giving rise to the Liability exists prior to the First Closing, (e) any and all Transfer Taxes required to be paid by either of the Sellers pursuant to Section 5.6(d), (f) any and all withholding Taxes required to be deducted and withheld with respect to payments made by the Buyer to either of the Sellers pursuant to applicable Tax laws in connection with the Transactions; provided, however, that interest, penalties, fines, additions to tax or additional amounts imposed in respect of failures to withhold from any payments made by Buyer to either of the Sellers shall not be treated as Pre-First Closing Taxes, (g) any and all Taxes of or imposed on the Buyer or any of its Affiliates (including either of the Companies) as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) received or accrued on or prior to the First Closing Date that is related or attributable directly or indirectly to ownership prior to the First Closing of interests in a non-U.S. entity by either of the Companies or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) on or prior to the First Closing Date that is related or attributable directly or indirectly to ownership prior to the First Closing of interests in a non-U.S. entity by either of the Companies, determined as if the taxable year of such Company ended on the First Closing Date, and (h) any and all amounts required to be paid by either of the Sellers or either of the Companies pursuant to any Tax Sharing Agreement (that either of the Companies was a party to prior to the First Closing).  Notwithstanding anything to the contrary set forth herein: (x) in determining U.S. federal and applicable state, local and foreign income Taxes of or imposed on either of the Companies pursuant to this definition related or attributable to any Entity treated as a partnership for U.S. federal or state, local or foreign income Tax purposes, the taxable income of such Company shall be determined as if the taxable year of the Entity treated as such a partnership closed on the First Closing Date and (y) “Pre-First Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in a Tax period beginning after the First Closing Date or arising in a Straddle Period and attributable (under the principles of set forth in the definition of “Straddle Period”) to the portion of such Straddle Period that follows the First Closing Date.

“Profit/Loss Share” has the meaning set forth in Section 2.4(b).

“Protected Data” means non-public, personal data possessed or controlled by either of the Companies in the course of their Business (other than employee personal data) that can be reasonably linked to a specific Entity or Person and which the Entity or Person would reasonably expect to be maintained by the Sellers on a confidential basis, including any credit card information, any taxpayer identification or social security number, or other non-public identifying or sensitive information, and any information protected under any relevant data privacy Law.

“Put Right Closing Date” has the meaning set forth in Section 3.5(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement which contemplates certain piggyback registration rights with respect to the SFX Common Stock as well as other customary terms and obligations, entered into as of the First Closing Date between the Sellers and Parent.

“Restricted Activity” means (a) any activity (including engaging in any business related to electronic dance music, music festivals, and night clubs) that is, or would reasonably be deemed to be, competitive with (i) any aspect of the Business as operated prior to the date of this Agreement or as developed or contemplated to be developed while either of the Sellers are employed by NewCo, Parent or any Affiliate thereof, or (ii) any business in which Buyer, Parent or NewCo and/or any of their respective Affiliates are engaged, proposed to be engaged in as of the date of this Agreement in which a Seller actually participates or participates in the planning thereof or which either of the Sellers becomes aware of solely while employed by NewCo, Parent or any Affiliate thereof solely as a result of such Sellers’ employment; (b) promoting any live music event within 100 miles of the city limits of any live music festival promoted by Parent or NewCo; (c) promoting any electronic dance music event; (d) promoting any festival or other activity making use of, as a promotion or otherwise, the phrase “Electric Zoo” or any variation on that phrase; (e) any action that prevents, or materially restricts or impairs the ability of Buyer, Parent, NewCo or any of their Affiliates from promoting the Festival in substantially the same manner as the Festival was promoted prior to the date of this Agreement, including the entry into any Contract with any Person that prevents or materially restricts or impairs such Person’s ability to provide services with respect to the Festival in substantially the same manner as such Person provided such services prior to the date of this Agreement.

“Restricted Person” has the meaning set forth in Section 5.4(b).

“Sale Notice” has the meaning set forth in Section 3.5(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Advance Fee” has the meaning set forth in Section 2.1(b).

“Second Closing” has the meaning set forth in Section 3.4(a).

“Second Closing Adjustment Amount” has the meaning set forth in Section 3.2(c).

“Second Closing Cash Payment” means either (i) an amount equal to eighty percent (80%) of the Second Closing Purchase Price if the Second Closing Purchase Price is greater than the Floor, or (ii) an amount equal to the Second Closing Purchase Price if the Second Closing Purchase Price is equal to the Floor.

“Second Closing Date” has the meaning set forth in Section 3.4(a).

“Second Closing Deemed Purchased Assets” has the meaning set forth in Section 5.6(b).

“Second Closing Membership Interests” has the meaning set forth in Section 6.4(d).

“Second Closing Purchase Price” means an amount equal to the greater of the Floor or fifty percent (50%) of thirty percent (30%) of NewCo’s EBITDA for 2017 multiplied by a factor of ten (10), unless otherwise adjusted pursuant to Section 3.3.

“Second Closing Stock Consideration” means shares of SFX Common Stock with a value equal to twenty percent (20%) of the Second Closing Purchase Price, with such shares of SFX Common Stock to be valued at the Second Closing Stock Price.

“Second Closing Stock Price” means the volume weighted average closing price of the shares of SFX Common Stock during the fifteen (15) trading days prior to the second (2nd) trading day immediately prior to the Second Closing Date.

“Second Target First Closing Date” has the meaning set forth in Section 2.1(c).

“Secured Interests” has the meaning set forth in Section 6.4(d).

“Securities Act” means the United States Securities Act of 1933.

“Security” means a “security,” as defined in Section 2(a)(1) of the Securities Act.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Seller Parties” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Seller Transaction Expenses” means (i) the transaction expenses of each of the Companies incurred prior to the First Closing or on the behalf of the Sellers in connection with the Transactions that are unpaid as of the First Closing and (ii) all fees, costs and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses incurred by each of the Companies prior to the First Closing in connection with the Transactions that are unpaid as of the First Closing.  For the avoidance of doubt, “Seller Transaction Expenses” exclude pre-close year-end audit related fees and unaudited interim period financial statement preparation.

“SFX Common Stock” means common stock of Parent, $0.001 par value.

“SFX Qualified IPO” means the sale of shares of SFX Common Stock pursuant to a registration statement declared effective by the SEC under circumstances in which SFX Common Stock is accepted for listing on one of the NASDAQ Markets or the New York Stock Exchange.

“SFX Shares” has the meaning set forth in Section 4.3(a).

“Straddle Period” means any taxable period beginning on or before and ending after the First Closing Date.  To the extent permitted or required, the taxable year of each of the Companies that includes the First Closing Date shall close as of the end of the First Closing Date.  Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to: (a) as applicable, Taxes of either of the Sellers or either of the Companies not described in (b) below (e.g., such as real property Taxes), the determination of the Taxes of such persons for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the First Closing Date shall be calculated by allocating to the periods before and after the First Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the First Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the First Closing Date, on the other hand; and (b) as applicable, Taxes of either of the Sellers or either of the Companies (which are (A) based on the income or receipts of such persons for a Straddle Period, (B) imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes for a Straddle Period), (C) withholding Taxes relating to a Straddle Period or (D) other Taxes imposed on a transactional basis), the determination of the Taxes of such persons for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the First Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the First Closing Date and the other which began at the beginning of the day following the First Closing Date and items of income, gain, deduction, loss or credit of or for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of each of the Companies were closed at the close of the First Closing Date; provided, for purposes of clause (b) hereof, transactions occurring on the First Closing Date after the First Closing shall be treated as occurring on the day after the First Closing Date.

“Target First Closing Date” has the meaning set forth in Section 2.1(c).

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any Liability under unclaimed property, escheat, or similar Laws), and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a).

“Tax Return” means any return, declaration, form, report, claim, informational return

(including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document), but excluding any such agreement, Contract or arrangement entered into in the ordinary course of business that does not primarily relate to Taxes.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Third Advance Fee” has the meaning set forth in Section 2.1(c).

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Threshold Amount” has the meaning set forth in Section 10.1(b).

“Top Suppliers” has the meaning set forth in Section 4.2(u).

“Total Advance Fee” has the meaning set forth in Section 2.1(c).

“Transactions” means the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 5.6(d).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Triggering Event” has the meaning set forth in Section 3.4(a)(ii).

“Unpaid Distributions” means the amount equal to the excess of (i) the distributions required to be or have been made to such Seller under Section 4.2 of the NewCo Limited Liability Company Agreement (as determined without regard to any restriction on the making of such distributions, including the requirement that funds be legally available for such distributions and as though distributions under Section 4.2 of the NewCo Limited Liability Company Agreement were required, as of the Second Closing Date or the Put Right Closing Date, as applicable, to have been made with respect to the allocation of all tax items through such date) in respect of allocations or anticipated allocations under Section 7.5(b)(i)(B), Section 7.5(b)(ii)(B), Section 7.5(b)(iii)(B), Section 7.5(b)(iv)(B) or Section 7.5(b)(v)(B) of the NewCo Limited Liability Company Agreement over (ii) the distributions actually made to such Seller under Section 4.2 of the NewCo Limited Liability Company Agreement with respect to such allocations or anticipated allocations, in each case as of the Second Closing Date or the Put Right Closing Date, as applicable.

2.                                      PURCHASE AND SALE OF FIRST CLOSING MEMBERSHIP INTERESTS

2.1          Execution of Agreement; Advance Fee

(a)           Pursuant to that certain letter agreement dated of as June 23, 2013, and attached as Exhibit D hereto (the “Letter Agreement”), Parent has paid each of Bindra and De Palma a non-refundable (other than pursuant to Section 2.1(e)) advance payment in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (each an “Advance Fee”).

(b)           Upon execution of this Agreement, Parent shall pay Bindra and De Palma, collectively, a non-refundable (other than in the case of a material, uncured default or breach of this Agreement or the Letter Agreement by any of the Seller Parties) advance payment in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Second Advance Fee”).

(c)           If Parent determines, in its sole and absolute discretion, that it is unlikely that the First Closing will occur on or prior to the First Target First Closing Date, then on or prior to September 15, 2013 Parent shall pay Bindra and De Palma, collectively, a non-refundable (other than in the case of a material, uncured default or breach of this Agreement or the Letter Agreement by any of the Seller Parties) advance payment in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Third Advance Fee” and collectively with the Advance Fee and the Second Advance Fee, the “Total Advance Fee”), and the First Target First Closing Date shall be automatically extended to October 31, 2013 (the “Second Target First Closing Date” and each of the First Target First Closing Date and the Second Target First Closing Date, as applicable, may be referred to herein as, the “Target First Closing Date”).

(d)           Subject to Section 2.1(e), if the First Closing fails to takes place on or prior to the then current Target First Closing Date, and there has been no material, uncured breach of this Agreement or the Letter Agreement by any of the Seller Parties, nor has the First Closing failed to occur solely as a result of any action or failure to act by a Seller, then Parent forfeits all right, title and interest in and to all of the Total Advance Fee that has been paid to Bindra and De Palma at or prior to such time, with such forfeiture being, subject to the last sentence of this Section 2.1(d), the Seller Parties’ sole and exclusive remedy, and this Agreement shall be null and void.  If the First Closing fails to take place on or prior to the then current Target First Closing Date solely as a result of (i) any material, uncured breach of this Agreement or the Letter Agreement by any of the Seller Parties or (ii) any action or inaction by any of the Seller Parties, then each of Bindra and De Palma shall refund all or any portion of the Second Advance Fee and Third Advance Fee paid to such Seller at such time.  At the First Closing, the First Closing Cash Payment will be reduced by the amount of the Total Advance Fee that has been paid to Bindra and De Palma at or prior to such time.

(e)           If the First Closing does not take place on or prior to the then current Target First Closing Date solely as a result of (i) Bindra’s failure to deliver the Made First Closing Membership Interest or (ii) De Palma’s failure to deliver the EZ First Closing Membership

Interest, then each of Bindra and De Palma shall refund all of the Second Advance Fee and Third Advance Fee that has been paid to such Seller at or prior to such time.

(f)            The Parties agree that notwithstanding anything set forth in the letter, dated as of May 16, 2013, from Parent to EZ regarding beer and liquor distribution in connection with the 2013 Festival (the “Beer Distribution Letter”), upon execution of this Agreement, Parent shall deliver to EZ Two Hundred Thousand Dollars ($200,000) in cash as payment of the Lost Opportunity Payment (as defined in the Beer Distribution Letter) in connection with the 2013 Festival.

2.2          Purchase and Sale of First Closing Membership Interests

Upon and subject to the terms hereof, at the First Closing, (i) Bindra shall sell, assign, convey, transfer, and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from Bindra, the Made First Closing Membership Interests for the First Closing Purchase Price and (ii) De Palma shall sell, assign, convey, transfer, and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from De Palma, the EZ First Closing Membership Interests for the First Closing Purchase Price.

2.3          Consideration

On the First Closing Date, Buyer and/or Parent shall make the following payments and deliveries:

(a)           Buyer shall deliver to each of Bindra and De Palma cash in an amount equal to Ten Million Dollars ($10,000,000), less the amount of the Total Advance Fee that has been paid to such Seller prior to the First Closing (each such payment being referred to herein as a “First Closing Cash Payment”), and (i) plus or minus each of the W/C Adjustment Amounts as set forth in the Pre-Closing Statement, and (ii) plus or minus the 2013 Festival Adjustment Amount as provided by Sellers pursuant to Section 2.4(b), by wire transfer of immediately available funds to an account specified by each of Bindra and De Palma to Buyer at least two (2) Business Days prior to First Closing;

(b)           In the event that Buyer is unable or unwilling to timely deliver the First Closing Cash Payment to either or both of Bindra and/or De Palma as required pursuant to Section 2.3(a), Parent shall deliver a First Closing Cash Payment to each of Bindra and DePalma by wire transfer of immediately available funds to the account specified by each of the Sellers to Buyer as required pursuant to Section 2.3(a);

(c)           Parent shall issue the First Closing Stock Consideration to each of Bindra and De Palma;

(d)           Parent shall issue the Made Promissory Note to Bindra; and

(e)           Parent shall issue the EZ Promissory Note to De Palma.

2.4          First Closing Cash Payment Adjustments

The First Closing Cash Payment shall be subject to adjustment at and after the First Closing as specified in this Section 2.4:

(a)           Not fewer than three (3) Business Days prior to the anticipated First Closing Date, (i) the Sellers shall deliver to Parent a certificate (the “Pre-Closing Statement”) setting forth Sellers’ reasonable good faith estimates of the Net Working Capital of each of Made and EZ, and the amount, if any, by which each such estimated Net Working Capital amount set forth in the Pre-Closing Statement is more or less than Zero Dollars ($0) (each, a “W/C Adjustment Amount”).  If the estimated Net Working Capital for Made set forth in the Pre-Closing Statement is less than Zero Dollars ($0) then the First Closing Cash Payment payable by Parent to Bindra shall be reduced by an amount equal to seventy percent (70%) of the W/C Adjustment Amount applicable to Made; if the estimated Net Working Capital for Made set forth in the Pre-Closing Statement is more than Zero Dollars ($0), then the First Closing Cash Payment payable by Parent to Bindra shall be increased by an amount equal to seventy percent (70%) of the W/C Adjustment Amount applicable to Made.  If the estimated Net Working Capital for EZ set forth in the Pre-Closing Statement is less than Zero Dollars ($0) then the First Closing Cash Payment payable by Parent to De Palma shall be reduced by an amount equal to seventy percent (70%) of the W/C Adjustment Amount applicable to EZ; if the estimated Net Working Capital for EZ set forth in the Pre-Closing Statement is more than Zero Dollars ($0), then the First Closing Cash Payment payable by Parent to De Palma shall be increased by an amount equal to seventy percent (70%) of the W/C Adjustment Amount applicable to EZ.  Any downward or upward adjustment to the First Closing Cash Payment under this Section 2.4(a) shall be effected as follows:  Parent shall deduct or increase, as applicable, an amount in cash equal to the W/C Adjustment Amount from the aggregate First Closing Cash Payment paid to each of Bindra and De Palma.

(b)           Not fewer than three (3) Business Days prior to the anticipated First Closing Date, the Sellers shall deliver to Parent a certificate setting forth Sellers’ reasonable good faith estimates of the profits and losses of each of Made and EZ with respect to (i) the 2013 Festival and (ii) the other events produced by the Companies during the period from and after the 2013 Festival until the date that is ten (10) Business Days prior to the anticipated First Closing Date (the “2013 Festival P&L Statement”). The First Closing Cash Payment payable by Parent to Bindra shall be reduced (by profits) or increased (by losses), as applicable, by an amount equal to the product of (x) an amount, in dollars, equal to sixty percent (60%) of the net profits or losses of Made, as applicable of (A) the 2013 Festival and (B) the other events produced by the Companies during the period from and after the 2013 Festival until the date that is ten (10) Business Days prior to the anticipated First Closing Date, as set forth in the 2013 Festival P&L Statement (the “Made Profit/Loss Share”), multiplied by (y) 0.75 (the “2013 Made Adjustment Amount”).  The First Closing Cash Payment payable by Parent to De Palma shall be reduced or increased, as applicable, by an amount equal to the product of (x) an amount, in dollars, equal to sixty percent (60%) of the net profits or losses of EZ, as applicable of (A) the 2013 Festival and (B) the other events produced by the Companies during the period from and after the 2013 Festival until the date that is ten (10) Business Days prior to the anticipated First Closing Date, as set forth in the 2013 Festival P&L Statement (the “EZ Profit/Loss Share” and together with the Made Profit/Loss Share, the “Profit/Loss Share”), multiplied by (y) 0.75

(the “2013 EZ Adjustment Amount” and, together with the 2013 Made Adjustment Amount, the “2013 Festival Adjustment Amount”).  For the avoidance of doubt and notwithstanding anything contained herein to the contrary, the calculation of profit or loss for the 2013 Festival Adjustment Amount for each of the Companies shall include as expenses of each of Made and EZ amounts payable thereby to Bindra and De Palma, respectively, as salary for calendar year 2013 (which Sellers represent is consistent with past operating practice), in each case, equal to the product of $300,000 multiplied by a fraction, the numerator of which is the number of days in calendar year 2013 to have passed on the Closing Date and the denominator of which is 365.  For the further avoidance of doubt, the Parties acknowledge that notwithstanding the prior practice of the Companies, the Accountant, solely for purposes of preparing the Financial Statements, did not include such salaries as an expense of either of the Companies in the Financial Statements

(c)           Within 120 days following the First Closing Date, the Accounting Firm shall prepare and deliver to the Parties a certificate (the “Closing Statement”) setting forth the determination of (i) Net Working Capital for each of Made and EZ and the W/C Adjustment Amount applicable to each of the Companies, in each case determined in accordance with GAAP and (ii) the 2013 Festival Adjustment Amount, determined in accordance with GAAP.  Either Party shall be entitled to provide to the Accountant any supporting documentation for the Closing Statement and any additional information that such Party may reasonably request or deem appropriate, including any adjustments, amendments or corrections by the Sellers to the Pre-Closing Statement or the 2013 Festival P&L Statement, or any of the information contained therein.

(d)           Within 30 days after the receipt of the Closing Statement, each of the Parties shall have the right to deliver to the other Party a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be in reasonable detail describing the nature and amount of the disagreement(s) asserted.  If neither Party delivers an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all Parties.  If either of the Parties does deliver an Objections Statement within such 30-day period, then the Parties shall negotiate in good faith for 15 days following receipt of such Objections Statement to resolve such objections (any unresolved objection, an “Adjustment Dispute”).  After such 15-day period, any item or matter set forth in the Closing Statement that is not an Adjustment Dispute shall become final and binding upon all Parties.  If the Parties are unable to resolve all objections during such 15-day period, then any remaining Adjustment Disputes, and only such remaining Adjustment Disputes, shall be resolved by Binding Arbitration pursuant to the terms of Section 12.8(b).  Upon delivery of an opinion by the Arbitrators with respect to an Adjustment Dispute, the Closing Statement, as modified in accordance with such opinion, shall become final and binding upon all Parties.

(e)           The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne by NewCo.

(f)            As used herein, “Final W/C Adjustment Amount” for each Company means the W/C Adjustment Amount established in accordance with the procedure under Section 2.4(c) and Section 2.4(d).

(i)            If a W/C Adjustment Amount for a Company as set forth in the Pre-Closing Statement is a negative number, reducing the amount of a First Closing Cash Payment, and the Final W/C Adjustment Amount for such Company is a negative number and:

(A)          if the Final W/C Adjustment Amount (expressed as a positive number) for such Company exceeds the W/C Adjustment Amount (expressed as a positive number) for such Company, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be reduced by an amount equal to seventy percent (70%) of the difference between such Final W/C Adjustment Amount (expressed as a positive number) and such W/C Adjustment Amount (expressed as a positive number); or

(B)          if the Final W/C Adjustment Amount (expressed as a positive number) for such Company is less than the W/C Adjustment Amount (expressed as a positive number) for such Company, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be increased by an amount equal to seventy percent (70%) of the difference between such Final W/C Adjustment Amount (expressed as a positive number) and such W/C Adjustment Amount (expressed as a positive number).

(ii)           If the W/C Adjustment Amount for a Company as set forth in the Pre-Closing Statement is a negative number, reducing the amount of a First Closing Cash Payment, and the Final W/C Adjustment Amount for such Company is a positive number, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be increased by an amount equal to seventy percent (70%) of the difference between such Final W/C Adjustment Amount (expressed as a positive number) and such W/C Adjustment Amount (expressed as a negative number).

(iii)          If the W/C Adjustment Amount for a Company as set forth in the Pre-Closing Statement is a positive number, increasing the amount of a First Closing Cash Payment, and the Final W/C Adjustment Amount for such Company is a positive number and:

(A)          if the Final W/C Adjustment Amount for such Company exceeds the W/C Adjustment Amount for such Company, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be increased by an amount equal to seventy percent (70%) of the difference between such Final W/C Adjustment Amount and such W/C Adjustment Amount; or

(B)          if the Final W/C Adjustment Amount for such Company is less than the W/C Adjustment Amount for such Company, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be decreased by an amount equal to seventy percent (70%) of the difference between such Final W/C Adjustment Amount and such W/C Adjustment Amount.

(iv)          If a W/C Adjustment Amount for a Company as set forth in the Pre-Closing Statement is a positive number, increasing the amount of a First Closing Cash Payment, and the Final W/C Adjustment Amount for such Company is a negative number, then the First Closing Cash Payment payable by Parent to the applicable Sellers shall be decreased by an amount equal to seventy percent (70%) of the difference between such Final W/C Adjustment Amount (expressed as a negative number) and such W/C Adjustment Amount (expressed as a positive number).

(g)           As used herein, “Final 2013 Festival Adjustment Amount” means the 2013 Festival Adjustment Amount established in accordance with the procedure under Section 2.4(d) and Section 2.4(d).

(i)            If the Final 2013 Festival Adjustment Amount (expressed as a positive number) for a Company exceeds the 2013 Festival Adjustment Amount provided by the Sellers pursuant to Section 2.4(b) (expressed as a positive number) for such Company, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be decreased by an amount equal the difference between such Final 2013 Festival Adjustment Amount and such 2013 Festival Adjustment Amount; or

(ii)           If the Final 2013 Festival Adjustment Amount (expressed as a positive number) for a Company is less than the 2013 Festival Adjustment Amount provided by the Sellers pursuant to Section 2.4(b) (expressed as a positive number) for such Company, then the First Closing Cash Payment payable by Parent to the applicable Seller shall be increased by an amount equal the difference between such Final 2013 Festival Adjustment Amount and such 2013 Festival Adjustment Amount.

(h)           Any downward or upward adjustment to a First Closing Cash Payment under Section 2.4(f) shall be effected as follows: the applicable Seller or Parent, as the case may be, shall promptly, but in no event later than five (5) Business Days following determination of the Final W/C Adjustment Amounts in accordance with this Section 2.4, pay to Parent or the applicable Seller or Sellers, as the case may be, an amount in cash equal to the difference between the applicable Final W/C Adjustment Amount and the applicable W/C Adjustment Amount, as determined in accordance with Section 2.4(f), by wire transfer of immediately available funds.  Any downward or upward adjustment to a First Closing Cash Payment under Section 2.4(g) shall be effected as follows: the Sellers or Parent, as the case may be, shall promptly, but in no event later than five (5) Business Days following determination of the Final 2013 Festival Adjustment Amount in accordance with this Section 2.4, pay to Parent or the Sellers, as the case may be, an amount in cash equal to the difference between the Final 2013 Festival Adjustment Amount and the 2013 Festival Adjustment Amount provided by the Sellers pursuant to Section 2.4(b), as determined in accordance with Section 2.4(g), by wire transfer of immediately available funds.

2.5          First Closing Stock Consideration Adjustment

In the event (i) an SFX Qualified IPO closes after the First Closing Date and (ii) the initial offering price of SFX Common Stock at the time of the SFX Qualified IPO is less than the First Closing Stock Price, Parent will issue to each of Bindra and De Palma, within five (5) days of the closing of the SFX Qualified IPO, additional shares of SFX Common Stock to bring the aggregate total value of the First Closing Stock Consideration delivered to each of Bindra and De Palma to a value equal to Two Million Five Hundred Thousand Dollars ($2,500,000), with such shares to be valued at the initial offering price of SFX Common Stock at the time of the SFX Qualified IPO.

2.6          First Closing

(a)           First Closing Date.  The closing of the purchase of the First Closing Membership Interests (the “First Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, at a time and on a date to be designated by the Companies and Buyer, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article 8 hereof (other than those conditions which by their terms are to be satisfied or waived at the First Closing), provided that the conditions set forth in Article 8 hereof are satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the First Closing) or such other time, date and location as the Companies and Buyer shall mutually agree. The First Closing may be accomplished remotely by the electronic exchange of all deliveries required by Section 2.6(b) between the Parties.  The date on which the First Closing actually occurs is referred to herein as the “First Closing Date”.

(b)           First Closing Deliveries.

(i)            At the First Closing, Bindra shall deliver or cause to be delivered (and, as applicable, cause Made to deliver) to Buyer and Parent the following:

(A)          a certificate, dated the First Closing Date, in form and substance reasonably satisfactory to Buyer, signed by the secretary of Made, attaching thereto copies of the following documents and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect, and (z) such documents have not been amended, modified, or rescinded (and that the amendment, modification, or rescinding of such documents has not been authorized):

i.              Made’s Organizational Documents;

ii.             the requisite written consent, or minutes of the meeting, of Made’s managing member or other governing body authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Made; and

iii.            the requisite written consent, or minutes of the meeting, of Made’s required equityholders (1) authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Made and (2) declaring the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Made to be advisable and in the best interest of Made and the Made’s equityholders;

(B)          a certificate of good standing of Made, issued as of a date that is no more than five (5) Business Days before the First Closing Date from the Secretary of State of Massachusetts;

(C)          a certificate executed by an officer of Made, dated the First Closing Date, stating that the preconditions specified in Section 8.2, as they relate to Made, have been satisfied;

(D)          a certificate executed by Bindra, dated the First Closing Date, stating that the preconditions specified in Section 8.2, as they relate to Bindra, have been satisfied;

(E)           an assignment of the Made First Closing Membership Interests, duly executed by Bindra, in the form attached hereto as Exhibit E;

(F)           the Made Pledge Agreement, duly executed by Bindra, in the form attached hereto as Exhibit G;

(G)          the Registration Rights Agreement, duly executed by Bindra;

(H)          an Employment Agreement, duly executed by Bindra;

(I)            the NewCo Limited Liability Company Agreement, duly executed by Bindra;

(J)            the Books and Records of Made; it being understood that Bindra shall be entitled to retain one copy of such Books and Records;

(K)          a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Bindra is not a foreign Person within the meaning of Sections 1445 and 897 of the Code (each such certificate, a “FIRPTA Certificate”), provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Buyer does not obtain a FIRPTA Certificate from Bindra, the Buyer shall be entitled to proceed with the First Closing and withhold from the portion of the First Closing Purchase Price otherwise payable to Bindra that has not delivered a FIRPTA Certificate the appropriate amounts required to be withheld pursuant to Section 1445 of the Code; and

(L)           such other certificates, documents and/or instruments as Buyer may reasonably request to carry out the transactions contemplated by the First Closing.

(ii)           At the First Closing, De Palma shall deliver or cause to be delivered (and, as applicable, cause EZ to deliver) to Buyer and Parent the following:

(A)          a certificate, dated the First Closing Date, in form and substance reasonably satisfactory to Buyer, signed by the secretary of EZ, attaching thereto copies of the following documents and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect, and (z) such documents have not been amended, modified, or rescinded (and that the amendment, modification, or rescinding of such documents has not been authorized):

i.              EZ’s Organizational Documents;

ii.             the requisite written consent, or minutes of the meeting, of EZ’s managing member or other governing body authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of EZ; and

iii.            the requisite written consent, or minutes of the meeting, of EZ’s required equityholders (1) authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of EZ and (2) declaring the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of EZ to be advisable and in the best interest of EZ and the EZ’s equityholders;

(B)          a certificate of good standing of EZ, issued as of a date that is no more than five (5) Business Days before the First Closing Date from the Secretary of State of New York;

(C)          a certificate executed by an officer of EZ, dated the First Closing Date, stating that the preconditions specified in Section 8.2, as they relate to EZ, have been satisfied;

(D)          a certificate executed by De Palma, dated the First Closing Date, stating that the preconditions specified in Section 8.2, as they relate to De Palma, have been satisfied;

(E)           an assignment of the EZ First Closing Membership Interests, duly executed by De Palma, in the form attached hereto as Exhibit E;

(F)           the EZ Pledge Agreement, duly executed by De Palma, in the form attached hereto as Exhibit G;

(G)          the Registration Rights Agreement, duly executed by De Palma;

(H)          an Employment Agreement, duly executed by De Palma;

(I)            the NewCo Limited Liability Company Agreement, duly executed by De Palma;

(J)            the Books and Records of EZ; it being understood that De Palma shall be entitled to retain one copy of such Books and Records;

(K)          a FIRPTA Certificate, provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Buyer does not obtain a FIRPTA Certificate from De Palma, the Buyer shall be entitled to proceed with the First Closing and withhold from the portion of the First Closing Purchase Price otherwise payable to De Palma that has not delivered a FIRPTA Certificate the appropriate amounts required to be withheld pursuant to Section 1445 of the Code; and

(L)           such other certificates, documents and/or instruments as Buyer may reasonably request to carry out the transactions contemplated by the First Closing.

(iii)          At the First Closing, Buyer and/or Parent will deliver or cause to be delivered to each of the Sellers the following:

(A)          a certificate, dated the First Closing Date, in form and substance reasonably satisfactory to the Sellers, signed on behalf of the Buyer and Parent by the secretary of the Buyer and Parent, respectively, attaching thereto copies of the following documents and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect, and (z) such documents have not been amended, modified, or rescinded (and that the amendment, modification, or rescinding of such documents has not been authorized):

i.              each of Buyer’s and Parent’s Organizational Documents;

ii.             the requisite written consent, or minutes of the meeting, of Buyer’s Board authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Buyer; and

iii.            the requisite written consent, or minutes of the meeting, of Parent’s Board authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Parent;

(B)          a certificate of good standing of each of Buyer and Parent, issued as of a date that is no more than five (5) Business Days before the First Closing Date from the Secretary of State of Delaware;

(C)          a certificate executed by an officer of each of Buyer and Parent, dated the First Closing Date, stating that the preconditions specified in Section 8.3, as they relate to Buyer and Parent, have been satisfied;

(D)          the First Closing Cash Payment;

(E)           the First Closing Stock Consideration;

(F)           the Made Promissory Note;

(G)          the EZ Promissory Note;

(H)          the Registration Rights Agreement, duly executed by Parent;

(I)            the NewCo Limited Liability Company Agreement, duly executed by Buyer;

(J)            the Employment Agreements, duly executed by NewCo; and

(K)          such other certificates, documents and/or instruments as Sellers or the Companies may reasonably requests to carry out the transactions contemplated by the First Closing.

3.                                      PURCHASE AND SALE OF SECOND CLOSING MEMBERSHIP INTERESTS

3.1          Purchase and Sale of Second Closing Membership Interests

Upon and subject to the terms hereof, at the Second Closing, (i) Bindra shall sell, assign, convey, transfer, and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from Bindra, the Made Second Closing Membership Interests (less any Made Secured Interests finally foreclosed upon by Parent pursuant to the Made Pledge Agreement) for the Second Closing Purchase Price and the Second Closing Adjustment Amount and (ii) De Palma shall sell, assign, convey, transfer, and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from De Palma, the EZ Second Closing Membership Interests (less any EZ Secured Interests finally foreclosed upon by Parent pursuant to the EZ Pledge Agreement) for the Second Closing Purchase Price and the Second Closing Adjustment Amount.

3.2          Consideration

(a)           On the Second Closing Date, Buyer shall make the following payments and deliveries:

(i)            Buyer shall deliver to each of the Sellers (A) the Second Closing Cash Payment and (B) the Unpaid Distributions with respect to such Seller, by wire transfer of immediately available funds to an account specified by each of the Sellers to Buyer at least two (2) Business Days prior to the Second Closing;

(ii)           In the event that Buyer in unable or unwilling to timely deliver the Second Closing Cash Payment to either or both of Bindra and/or De Palma as required pursuant to Section 3.2(a), Parent shall deliver a Second Closing Cash Payment to either or both of Bindra and DePalma, as applicable, by wire transfer of immediately available funds to the account specified by each of the Sellers to Buyer as required pursuant to Section 3.2(a);

(b)                                 If the Second Closing Purchase Price is greater than the Floor, Parent shall issue to each of the Sellers the Second Closing Stock Consideration;

(c)                                  On a Business Day on or prior to the 90th day following the Second Closing Date, Buyer shall pay and, if Buyer is unwilling or unable to pay, Parent shall pay, to each of the Sellers an amount equal to the Second Closing Adjustment Amount.  For these purposes, the “Second Closing Adjustment Amount” shall mean an amount equal to the aggregate amount of federal, state and local income tax that would be payable by an individual resident in New York City that is subject to the highest marginal tax rates of federal, state and city income tax on the income of Newco allocated to each Seller for federal income tax purposes for the tax period(s) that include the period from January 1, 2018 through the Second Closing Date, with such amount of tax being determined without regard to whether the Sellers have other items of deduction or loss and taking into account the nature of the items allocated (for example, as capital gains or ordinary income) and the extent to which state and local income taxes are deductible for federal income tax purposes.  In the event that the amounts used in determining the Second Closing Adjustment Amount are not consistent with the amounts reflected in Newco’s tax returns, or there are adjustments as a result of an audit or otherwise, the Second Closing Adjustment Amount shall be recalculated and payments reflecting such recalculation shall be made by Sellers to Buyer or by Buyer and/or Parent to Sellers, as appropriate.  For the avoidance of doubt, (a) the calculation of the Second Closing Adjustment Amount shall not include any amount realized from the sale of the Second Closing Membership Interests, and (b) notwithstanding any provision in the NewCo Limited Liability Company Agreement or any other agreement to the contrary, if the Second Closing occurs on or before March 30, 2018, Sellers shall not be entitled to any distributions in respect of post-2017 operations or income of NewCo except as provided in this Section 3.2(c).

3.3          Second Closing Purchase Price Adjustment

(a)           If all or substantially all of the 2017 Festival is cancelled in whole or in part for any reason other than a business decision by the Companies not to operate the Festival in 2017, the Sellers may, by sending written notification to Parent and Buyer, revise the definition of the “Second Closing Purchase Price” to mean an amount equal to the greater of the Floor or fifty percent (50%) of thirty percent (30%) of NewCo’s EBITDA for 2016 multiplied by a factor of ten (10).

(b)           If the 2017 and 2016 Festivals are both cancelled in whole or in part for any reason other than a business decision by the Companies not to operate the Festival in such years, the Sellers may, by sending written notification to Parent and Buyer, revise the definition of the “Second Closing Purchase Price” to mean an amount equal to the greater of the Floor or fifty percent (50%) of thirty percent (30%) of NewCo’s EBITDA for 2015 multiplied by a factor of ten (10), provided, however, that if the cancellation is due to failure of Governmental Authorities to issue the appropriate permits in 2016 and 2017, then the EBITDA of NewCo used for such calculation shall be NewCo’s EBITDA for 2015.

(c)           If any Secured Interests are finally foreclosed upon by Parent pursuant to the Pledge Agreements, the calculation of the Second Closing Purchase Price shall remain based on the greater of the Floor and fifty percent (50%) of thirty percent (30%) of NewCo’s EBITDA for the applicable year multiplied by a factor of ten (10), but the Second Closing Purchase Price shall be reduced by an amount equal to the value of the Units (as defined in the NewCo Limited Liability Company Agreement) so foreclosed upon, as determined pursuant to the terms of the Pledge Agreements.

3.4          Second Closing

(a)           Second Closing Date.

(i)            Subject to Section 3.4(a)(ii), the closing of the purchase of the Second Closing Membership Interests (the “Second Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on March 30, 2018, provided that the conditions set forth in Article 9 hereof are satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Second Closing) or such other time, date and location as the Companies and Buyer shall mutually agree. The Second Closing may be accomplished remotely by the electronic exchange of all deliveries required by Section 3.4(b) between the Parties.  The date on which the Second Closing actually occurs is referred to herein as the “Second Closing Date”.

(ii)           Notwithstanding anything to the contrary contained in this Agreement, if, at any time on or after the First Closing Date, (i) either Seller’s employment with NewCo is terminated for Good Reason (as defined in such Seller’s Employment Agreement) or without Cause (as defined in such Seller’s Employment Agreement); (ii) Parent, Buyer or NewCo agrees to enter into a transaction to effect a sale or other disposition of all or substantially all of the assets of Parent, Buyer or NewCo, as the case may be, or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in Parent, Buyer or NewCo, as the case may be, on the Closing Date becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Parent, Buyer or NewCo, as the case may be, other than the SFX Qualified IPO; or (iii) Parent, Buyer or NewCo, as the case may be, makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Parent, Buyer or NewCo, as the case may be, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization (each, a “Triggering Event”), either or both of the Sellers may, in his or her sole discretion, by sending written notification to Parent and Buyer, revise the definition of the “Second Closing Purchase Price” to mean an amount equal to the greater of the Floor or fifty percent (50%) of thirty percent (30%) of NewCo’s EBITDA for the any of the three calendar years prior to the year in which such notification is delivered, multiplied by a factor of ten (10).

(b)           Second Closing Deliveries.

(i)            At the Second Closing, Bindra shall deliver or cause to be delivered to Buyer and Parent the following:

(A)          a certificate executed by Bindra, dated the Second Closing Date, stating that the preconditions specified in Section 9.2, as they relate to Bindra, have been satisfied;

(B)          an assignment of the Made Second Closing Membership Interests (less any Made Secured Interests finally foreclosed upon by Parent pursuant to the Made Pledge Agreements), duly executed by Bindra, in the form attached hereto as Exhibit E;

(C)          a FIRPTA Certificate, provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Buyer does not obtain a FIRPTA Certificate from Bindra, the Buyer shall be entitled to proceed with the Second Closing and withhold from the portion of the Second Closing Purchase Price otherwise payable to Bindra the appropriate amounts required to be withheld pursuant to Section 1445 of the Code; and

(D)          such other certificates, documents and/or instruments as Buyer may reasonably request to carry out the transactions contemplated by the Second Closing.

(ii)           At the Second Closing, De Palma shall deliver or cause to be delivered to Buyer and Parent the following:

(A)          a certificate executed by De Palma, dated the Second Closing Date, stating that the preconditions specified in Section 9.2, as they relate to De Palma, have been satisfied;

(B)          an assignment of the EZ Second Closing Membership Interests (less any EZ Secured Interests finally foreclosed upon by Parent pursuant to the EZ Pledge Agreements), duly executed by De Palma, in the form attached hereto as Exhibit E;

(C)          a FIRPTA Certificate, provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Buyer does not obtain a FIRPTA Certificate from De Palma, the Buyer shall be entitled to proceed with the Second Closing and withhold from the portion of the Second Closing Purchase Price otherwise payable to De Palma the appropriate amounts required to be withheld pursuant to Section 1445 of the Code; and

(D)          such other certificates, documents and/or instruments as Buyer may reasonably request to carry out the transactions contemplated by the Second Closing.

(iii)          At the Second Closing, Buyer and/or Parent will deliver or cause to be delivered to each of the Sellers the following:

(A)          a certificate executed by an officer of each of Buyer and Parent, dated the Second Closing Date, stating that the preconditions specified in Section 9.3, as they relate to Buyer and Parent, have been satisfied;

(B)          the Second Closing Cash Payment;

(C)          the Second Closing Stock Consideration, as applicable; and

(D)          such other certificates, documents and/or instruments as the Sellers or the Companies may reasonably requests to carry out the transactions contemplated by the Second Closing.

(iv)          On a Business Day on or prior to the 90th day following the Second Closing Date, Buyer and/or Parent will deliver or cause to be delivered to each of the Sellers the following:

(A)          the Second Closing Adjustment Amount; and

(B)          a certificate, executed by an officer of Buyer or Parent, illustrating in reasonable detail the manner in which the Second Closing Adjustment Amount was calculated.

3.5          Put Right

(a)           Subject to Section 3.5(d), if the Second Closing does not occur by March 30, 2018, from and after such date, each of the Sellers shall have the right to elect to sell to Buyer, and Buyer shall buy, all, but not less than all, of the Second Closing Membership Interests (less any Secured Interests finally foreclosed upon by Parent pursuant to the Pledge Agreements) held by such Seller at a price equal to what the Second Closing Purchase Price would have been, had the Second Closing occurred on March 30, 2018, plus an amount equal to the sum of (x) the Unpaid Distributions with respect to such Seller and (y) the excess of (A) the Second Closing Adjustment Amount (determined by substituting “Put Right Closing Date” for “Second Closing Date” in the definition of Second Closing Adjustment Amount in Section 3.2(c)) over (B) the amount of distributions made under Section 4.2 of the NewCo Limited Liability Company Agreement to such Seller in respect of allocations or anticipated allocations in Tax periods beginning on or after January 1, 2018 which were not applied to reduce the amount of any distribution provided for in Section 4.1(a) or 4.1(b) of the Newco Limited Liability Company Agreement.

(b)           Subject to Section 3.5(d), if either Seller desires to sell all, but not less than all, of such Seller’s Second Closing Membership Interests (less any Secured Interests finally foreclosed upon by Parent pursuant to the Pledge Agreements) pursuant to this Section 3.5, such Seller shall deliver to Buyer a written notice (the “Sale Notice”) specifying the number of Second Closing Membership Interests to be sold (the “Offered Seller Units”) by such Seller.  By delivering the Sale Notice, such Seller represents and warrants to Buyer that (x) such Seller has full right, title and interest in and to such Offered Seller Units, (y) such Seller has all the necessary power and authority and has taken all necessary action to sell such Offered Seller Units as contemplated by this Section 3.5, and (z) such Offered Seller Units are free and clear of any and all Liens.  The closing of any sale of Offered Seller Units pursuant to this Section 3.5 shall take place no later than 45 days following receipt by Buyer of the Sale Notice. Buyer shall give such Seller at least ten days’ written notice of the date of such closing (the “Put Right Closing Date”).

(c)           Buyer shall pay the purchase price for the Second Closing Membership Interests (less any Secured Interests finally foreclosed upon by Parent pursuant to the Pledge Agreements), as set forth in Section 3.2 and Section 3.5(a).  At the closing of any sale and purchase pursuant to this Section 3.5, the offering Seller shall deliver to Buyer a certificate or certificates (if any) representing the Offered Seller Units, accompanied by evidence of transfer.

(d)           Notwithstanding the foregoing, if the failure of the Second Closing to occur by March 30, 2018 is due solely as a result of the failure of the conditions in Section 9.2(a)(i)(A) and/or (B) to be satisfied, then neither Seller shall have the right to deliver a

Sale Notice pursuant to this Section 3.5 unless and until such conditions have been satisfied.

(e)           Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that if Sellers exercise their rights pursuant to this Section 3.5, such exercise shall have no effect on Buyer’s or Parent’s right to seek indemnification or make any claim arising out of this Agreement.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties Concerning the Sellers

Except as set forth on the disclosures schedules attached hereto and delivered in connection herewith (the “Disclosure Schedules”), each of the Sellers, jointly and severally, represents and warrants to Buyer and Parent that each of the following representations and warranties is true, correct and complete as of the date hereof, as of the First Closing Date and as of the Second Closing Date:

(a)           Ownership

As of the First Closing Date, (i) Bindra is the lawful record and beneficial owner of the Made Membership Interests and has good title to such Made Membership Interests, free and clear of any Liens (other than for Taxes not yet due and payable) and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto and (ii) De Palma is the lawful record and beneficial owner of the EZ Membership Interests and has good title to such EZ Membership Interests, free and clear of any Liens (other than for Taxes not yet due and payable) and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto. As of the Second Closing Date, (x) Bindra is the lawful record and beneficial owner of the Made Second Closing Membership Interests and has good title to such Made Second Closing Membership Interests, free and clear of any Liens (other than for Taxes not yet due and payable) and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto and (y) De Palma is the lawful record and beneficial owner of the EZ Second Closing Membership Interests and has good title to such EZ Second Closing Membership Interests, free and clear of any Liens (other than for Taxes not yet due and payable) and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto, except, in the case of (x) and (y), as set forth in the NewCo Limited Liability Company Agreement, the Pledge Agreements or restrictions imposed by state and/or federal securities Laws.

(b)           Authorization of Transaction. Each of the Sellers has the legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder.  This Agreement and each of the Ancillary Documents to which either of the Sellers is party has been (or, contemporaneously with the First Closing and/or Second Closing is being) duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(c)           Noncontravention.  The execution, delivery, and performance by each of the Sellers of this Agreement and the Ancillary Documents and the consummation of the Transactions does not and will not (i) contravene or conflict with any of Made’s Organizational Documents (as applicable); (ii) contravene or conflict with any of EZ’s Organizational Documents (as applicable); (iii) violate or conflict in any material way with any applicable Law to which the Sellers are subject; (iv) result in the creation or imposition of any Lien on any of the Companies’ assets or any of the Membership Interests; or (v) contravene, conflict with, or constitute a violation or breach of any material Contract to which either of the Sellers is a party or to which any of the Companies’ assets or any of the Membership Interests are subject. Except as set forth on Schedule 4.1(c), neither Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(d)           No Brokers’ Fees. Neither Seller is obligated to pay or has any Liability with respect to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or by any Ancillary Document for which Buyer, NewCo or the Companies could become liable or otherwise obligated.

(e)           Disclosure.  The representations and warranties of each of the Sellers made or contained in this Agreement, the schedules and exhibits hereto, and the certificates and statements executed or delivered in connection herewith, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not materially misleading in light of the circumstances in which they were made or delivered.

4.2          Representations and Warranties Concerning the Companies

Except as set forth on the Disclosure Schedules, the Seller Parties, jointly and severally, represent and warrant to Buyer and Parent that each of the following representations and warranties is true, correct and complete as of the date hereof and as of the First Closing Date:

(a)           Organization, Good Standing, and Qualification.  Made is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Massachusetts and EZ is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York. Each of the Companies has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted.  Schedule 4.2(a) lists every jurisdiction in which the Companies are qualified to do business, and such jurisdictions represent every jurisdiction in which their ownership of property or the conduct of the Business as now conducted requires them to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  Each of the Companies has made available to Buyer copies of the Organizational Documents of each of the Companies, and such copies are true and complete.  Schedule 4.2(a) sets forth a correct and complete list of the managers, officers and directors of each of the Companies.

(b)           Authorization of Transaction.  Each of the Companies has all limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which such Company is a party and to perform such Company’s obligations hereunder and thereunder. This Agreement and each Ancillary Document has been (or, contemporaneously with the First Closing is being) duly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid, and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(c)           Capitalization.  Except as set forth on Schedule 4.2(c), the Membership Interests constitute all of the outstanding equity interests of the Companies.  Except for the Membership Interests and except as set forth on Schedule 4.2(c), there are no outstanding: (i) equity interests or voting securities of either of the Companies; (ii) securities convertible or exchangeable into equity interests of either of the Companies; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require either of the Companies to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of either of the Companies; or (iv) equity appreciation, phantom equity interests, profit participation or similar rights with respect to either of the Companies, and there are no outstanding obligations of either of the Companies, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any securities.  The Membership Interests have been duly authorized and validly issued and were issued in compliance with all applicable securities Laws and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right.  The ownership of each of the Companies as set forth on Schedule 4.2(c) is true correct and complete, and the Membership Interests as set forth therein constitute all outstanding equity securities of each of the Companies, free and clear of all Liens.  A correct and complete description of the Indebtedness of each of the Companies is set forth on Schedule 4.2(c).

(d)           Noncontravention.  The execution, delivery, and performance by either of the Companies of any Ancillary Documents to which such Company is party and the consummation of the Transactions does not and will not (i) contravene or conflict with any of Made’s Organizational Documents; (ii) contravene or conflict with any of EZ’s

Organizational Documents; (iii) violate or conflict in any way with any applicable Law to which either of the Companies is subject; (iv) result in the creation or imposition of any Lien on an asset of either of the Companies; or (v) except as set forth on Schedule 4.2(d), contravene, conflict with, or constitute a violation or breach of any material Contract to which either of the Companies is a party or to which any of the Companies’ assets are subject.

(e)           Consents. The Contracts listed on Schedule 4.2(e) are the only Contracts to which either of the Companies is a party or to which any of the Companies’ assets are subject, requiring a consent, approval, authorization, order, notice or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or the consummation of the Transactions (each of the foregoing, a “Consent”).

(f)            Ownership and Absence of Liens. Schedule 4.2(f) sets forth a true, complete and correct list of all of the material tangible assets owned by either of the Companies.  To each of the Companies’ Knowledge, the Companies’ assets have no material defects, are in good operating condition and repair and function (ordinary wear and tear, obsolescence and general depreciation excepted) and are suitable for their present uses.  Except as set forth on Schedule 4.2(f), each of the Companies has good, valid and marketable title or leasehold title, as applicable, in and to its assets, free and clear of all Liens. To each of the Sellers’ Knowledge, no Person has made any claim or assertion challenging either of the Companies’ sole and exclusive ownership of all right, title and interest in and to such Company’s assets, except as set forth on Schedule 4.2(f).

(g)           Financial Statements. Schedule 4.2(g) consists of: (i) the audited consolidated balance sheet of each of the Companies and the related statements of income, stockholders equity and cash flows, in each case, as of and for the fiscal years ended December 31, 2012 and 2011, prepared by the Accounting Firm (the “Audited Financial Statements”); (ii) the interim financial statements through March 31, 2013; and (iii) the interim financial statements through June 30, 2013, which financial statements, in each case, may be reviewed by the Accounting Firm at the sole cost and expense of Buyer (together, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 4.2(g), each of the Financial Statements was prepared on the basis of and in accordance with the Books and Records of each of the Companies kept in the ordinary course of business (which Books and Records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of each of the Companies on a consolidated basis as of its respective date, and the consolidated results of operations and cash flows of each of the Companies for the periods related thereto, in each case in accordance with GAAP consistently applied, except in the case of the unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which has resulted or will result, individually or in the aggregate, in a Material Adverse Effect, taken as a whole.

(h)           Absence of Certain Developments.  Except as set forth on Schedule 4.2(h), since January 1, 2013 until the date hereof, there has not been any Material Adverse Effect with respect to either of the Companies, and no event has occurred, and to each of the Companies’ Knowledge, no circumstances exist that would reasonably be expected to result in a Material Adverse Effect with respect to either of the Companies. Except as set forth on Schedule 4.2(h) or except as expressly contemplated by this Agreement, since January 1, 2013, neither of the Companies have:

(i)            amended any of their Organizational Documents;

(ii)           incurred any Indebtedness except working capital credit line borrowings, or guaranteed any such Indebtedness, or issued or sold any Indebtedness or warrants or rights to acquire any Indebtedness of such party or guarantee any Indebtedness of others, in each case other than in the ordinary course of business;

(iii)          mortgaged, pledged or subjected to any Lien any of their assets;

(iv)          (A) sold, leased, licensed, assigned, pledged or granted any security interest in, transferred or otherwise disposed of, or agreed to sell, lease, license, assign, pledge or grant any security interest in, transfer or otherwise dispose of, any material portion of their tangible assets, except in the ordinary course of business, or (B) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(v)           sold, licensed, assigned or transferred any material Company Intellectual Property, except in the ordinary course of business;

(vi)          issued, sold or transferred, or agreed to the issuance, delivery or sale of: (A) any of their equity securities; (B) any securities convertible or exchangeable into equity; or (C) other equity securities or warrants, options or other rights to acquire their equity securities, or any bonds or debt securities;

(vii)         made any material capital investment in, or any material loan to, any other Person;

(viii)        made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(ix)          adopted any new or made any material changes in their existing Plans or made any material changes in wages, salary or other compensation with respect to their officers, directors or employees, except, in each case, (A) to the extent required to comply with applicable Law or the terms of any Plan or (B) for any such action that is not material and that was taken in the ordinary course of business consistent with past practice, and no communication or announcement has been made indicating any intention of either of the Companies to take any of the foregoing actions;

(x)           other than intercompany transactions between the Companies and distributions made to equityholders, paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of their assets to, or entered into or modified any other transactions with, any of their Affiliates, or made any loan to, or entered into any other transaction with, any of their directors or officers outside the ordinary course of business;

(xi)          made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes;

(xii)         modified in a material manner their existing cash management, credit collection or payment policies, procedures and practices (including, without limitation, any acceleration in the collection of accounts receivable, delay in the payment of accounts payable or change in the maintenance of working capital balances);

(xiii)        commenced or settled any litigation, arbitration or proceeding involving an amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate (and not involving equitable relief), other than with respect to the Pferdmenges Litigation in accordance with Section 6.3;

(xiv)        entered into or materially modified any Material Contract or material licenses or permits, or otherwise become obligated to do any of the foregoing, except in each case in the ordinary course of business consistent with past practice; or

(xv)         experienced, prior to the date hereof, any incidents of damage, destruction or loss of any property owned by either of the Companies, whether or not covered by insurance, having a replacement cost or fair market value in excess of Fifty Thousand Dollars ($50,000).

(i)            Properties.

(i)            Neither of the Companies own any real property.

(ii)           The real property listed on Schedule 4.2(i)(ii) (the “Leased Real Property”) constitutes a complete and correct list of all of the real property leased, subleased, licensed, or otherwise used in any material respect, pursuant to other similar agreements or arrangements, by either of the Companies and that significantly relate to the Business and operations of either of the Companies.  Schedule 4.2(i)(ii) also sets forth a complete and correct list of all leases, subleases, licenses or other rental arrangements pursuant to which either of the Companies holds any Leased Real Property (individually, a “Lease” and collectively, the

“Leases”).  Each of the Companies has delivered or made available to Buyer accurate and complete copies of each of the Leases.  None of the Leases referenced in the preceding sentence have been modified, assigned, changed, supplemented, amended, or mortgaged in any material respect, except to the extent that such modifications or other changes are disclosed on Schedule 4.2(i)(ii) or disclosed by the copies of the Leases delivered or made available to Buyer.  The Leased Real Property listed on Schedule 4.2(i)(ii) consists of one (1) office location and the rent for such Leased Real Property is at fair market value.  If, and to the extent that, a Sellers’ office is located in or shares space with a Seller’s primary or other residence, then an allocation shall be made on a reasonable basis by NewCo for the costs and expenses incurred in connection with such shared space and such Seller shall bear the portion of the cost and expense relating to the residence. With respect to each Lease, and except as otherwise specified on Schedule 4.2(i)(ii):

(A)                               such Lease is valid and is in full force and effect, subject to the application of any bankruptcy or creditors’ rights Laws and, if applicable, proper authorization and execution of such Lease by the other party thereto;

(B)                               none of the Leased Real Property has been subleased, licensed, assigned or otherwise transferred or conveyed by either of the Companies, and to each of the Sellers’ Knowledge, there are no Liens that affect the Leased Real Property as a result of the acts or omissions of either of the Companies;

(C)                               Neither of the Companies has received any written notice from any Governmental Authority that the use, occupancy, and operations of any Leased Real Property by such Company is not in compliance with all applicable Laws and permits; or

(D)                               Neither of the Companies has received from any counterparty thereto or sent to any counterparty thereto written notice of any material default or alleged default in the performance of any obligation to be performed or paid under any Lease.

(j)                                    Tax Matters.

(i)                                     Except as set forth in Section 4.2(j) of the Disclosure Schedule,

(A)                               Each of the Companies has filed all Tax Returns that it is required to file under applicable Laws.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws.  All Taxes due and owing by each of the Companies (whether or not shown on any Tax Return) have been paid.  Neither of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return.  Each of the Companies’ Liability for unpaid Taxes, whether to any Governmental Authority or to another

Person (such as under a Tax Sharing Agreement), (A) did not, as of the date of the latest balance sheet, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the latest balance sheet (rather than in any notes thereto) and (B) does not exceed that reserve as adjusted for the passage of time through the First Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns.  Neither of the Companies and neither of the Sellers has received written notice of any Claim made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that such Company may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of either of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax when due.

(B)                               Each of the Companies has withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, foreign payee or other third party.

(C)                               There is no dispute or claim concerning any Tax Liability of either of the Companies either (A) claimed or raised by any Taxing Authority in writing or (B) as to which either of the Companies has Knowledge.  Neither of the Companies has received from any Governmental Authority (including jurisdictions where such Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Company.  Each of the Companies has previously provided to Buyer and Parent correct copies of all federal, state, local, and foreign Tax Returns filed with respect to such Company for all taxable periods ended for which the applicable statute of limitations has not yet closed.  None of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by either of the Companies for such taxable periods.

(D)                               Neither of the Companies has been a United States real property holding corporation within the meaning of § 897(c)(2) of the Code during the applicable period specified in § 897(c)(A)(ii) of the Code. Neither of the Companies is a party to any Tax Sharing Agreement. Neither of the Companies has any Liability for unpaid Taxes because it once was a member of an Affiliated Group which filed one or more consolidated federal income Tax Returns. Neither of the Companies has any current Liability for Taxes owed by any Person (other than such Company), including (A) as a transferee, assignee or other successor, (B) pursuant to a

Tax Sharing Agreement or (C) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(E)                                Neither of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains in effect.  Neither of the Companies has, during the past seven (7) years, been audited by the IRS, the Department of Revenue of the state in which it was formed, or other Taxing Authority (whether foreign or domestic).

(F)                                 Neither of the Companies has agreed to make, or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method made prior to the First Closing. Prior to the First Closing, there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of either of the Companies which will cause such Company to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing. Neither of the Companies will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the First Closing Date as a result of (A) an installment sale or open transaction disposition made prior to the First Closing Date, or (B) a prepaid amount received prior to the First Closing Date.

(G)                               Neither of the Companies has executed or entered into with the IRS, or any Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income Tax Law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for such Company for any taxable period ending after the Closing Date.

(H)                              Neither of the Companies has received from any Governmental Authority any written notice that proposed a material reassessment (for property or ad valorem Tax purposes) of any assets or any property owned or leased by either of the Companies.

(I)                                   Neither of the Companies has entered into any transaction that constitutes (A) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (B) a “confidential corporate tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2), or (C) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

(J)                                   Each of the Companies, prior to the First Closing, is properly treated as a disregarded entity for federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-3.

(k)                                 Governmental Authorization. Except as set forth on Schedule 4.2(k), neither the execution, delivery nor performance by either of the Companies of this Agreement or any Ancillary Documents to which such Company is a party or the consummation by either of the Companies of the transactions contemplated hereby or thereby, requires any consent, approval, license, authorization, declaration, filing, notice or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority.

(l)                                     Contracts and Commitments.  Except as set forth on Schedule 4.2(l), neither of the Companies is party to any Contract or group of related Contracts of a type described below (such Contracts that are required to be listed on Schedule 4.2(l) are herein referred to as the “Material Contracts”):

(i)                                     any agreement relating to any pending or completed material business acquisition by either of the Companies within the past three (3) years;

(ii)                                  any collective bargaining agreement;

(iii)                               any Contract for the employment or engagement of any officer, individual employee or other Person on a full-time or consulting basis providing for base compensation in excess of Fifty Thousand Dollars ($50,000) per annum;

(iv)                              any Contract: (i) relating to the borrowing of money or other Indebtedness, including assumed Indebtedness; or (ii) pursuant to which either of the Companies has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(v)                                 any forward purchase or sale, futures, options or similar commodity hedging or derivative Contracts;

(vi)                              any Lease or agreement under which it is lessee of or holds or operates any tangible personal property owned by any other party, for which the annual rent exceeds Fifty Thousand Dollars ($50,000);

(vii)                           any Contract or group of related Contracts with the same party for the purchase, maintenance or acquisition of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a value in excess of Fifty Thousand Dollars ($50,000) and (B) such arrangement is not terminable on less than thirty (30) days’ notice without material Liability;

(viii)                        any Contract for the acquisition of fixed assets or real property in excess of Fifty Thousand Dollars ($50,000) or for capital expenditures or capitalized Leases;

(ix)                              any Contract which prohibits either of the Companies from freely engaging in business anywhere in the world (other than confidentiality agreements entered into in the ordinary course of business);

(x)                                 any Contract for the licensing of material Company Intellectual Property by a third party to either of the Companies or by either of the Companies to a third party (other than licenses to use commercially available non-customized software);

(xi)                              any (a) power of attorney, (b) joint venture or partnership agreement or (c) consent order, decree or judgment, settlement or conciliation Contract; and

(xii)                           without limiting the generality of the foregoing, any Contract with any (a) Governmental Authority, (b) Top Supplier or (c) director, officer, member or Affiliate of either of the Companies.

Buyer has been given access to a true and correct copy of all Material Contracts together with all material amendments, waivers or other changes thereto.

Except as set forth on Schedule 4.2(l), as of the date hereof: (i) each of the Contracts listed on Schedule 4.2(l) are valid and binding obligations of the applicable Company; (ii) neither of the Companies is in material default under any Contract listed on Schedule 4.2(l); and (iii) to the Companies’ Knowledge, the other party to each of the Contracts listed on Schedule 4.2(l) is not in material default thereunder.

(m)                             Intellectual Property.

(i)                                     Schedule 4.2(m)(i) sets forth a true and correct list of all: (A) registrations and pending registration applications of trademarks and service marks, material unregistered trademarks, trade names and Internet domain name registrations, (B) patents and pending patent applications, and (C) copyright registrations and pending copyright registration applications, in each case, which are owned by either of the Companies (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for and the recorded owner of each item.  Except as set forth on Schedule 4.2(m)(i), all renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the First Closing Date (if applicable) have been made or paid.  All registrations for the Listed IP are subsisting and all such trademark registrations and copyright registrations included in the Listed IP are valid and enforceable.  Except as set forth on Schedule 4.2(m)(i), no claim against either of the Companies by any third party contesting the validity, enforceability or ownership of any Listed IP is currently outstanding or, to the Companies’ Knowledge, is threatened.  As of the First Closing, each of the Companies shall own all of their respective Listed IP, including, without limitation, the word mark for “Made” (the “Made Mark”).

(ii)                                  Except as set forth on Schedule 4.2(m)(ii) and to each of the Companies’ Knowledge, (i) each of the Companies owns, or has the right to use pursuant to a valid and binding written agreement, all Intellectual Property and computer software necessary, to the extent a license or ownership of such Intellectual Property is required, for the operation of their respective businesses as presently conducted, including the operation by the Companies of the Festival (“Company Intellectual Property”), and (ii) all material Company Intellectual Property will, immediately subsequent to the First Closing Date, continue to be owned and/or used by either of the Companies on terms which are identical or similar to those pursuant to which such Company, immediately prior to the First Closing Date, owns and/or has the right to use such items.  The Company Intellectual Property includes all material Intellectual Property and computer software used or held for use in connection with the operation of the Business as currently conducted, and to the Companies’ Knowledge, there are no other items of Intellectual Property or computer software that are material to the operation of the Business as currently conducted or for the continued operation of the Business as currently conducted immediately after the First Closing Date in substantially the same manner as operated prior to the First Closing Date.

(iii)                               To each of the Companies’ Knowledge, neither of the Companies, nor the operation of the Business, is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third parties.  Except as set forth on Schedule 4.2(m)(iii), (i) Neither of the Companies is a party to any currently pending proceeding before any Governmental Authority alleging that such Company or the Business is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (ii) neither of the Companies has received written notice from any Person alleging that such Company or the Business is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (iii) there is no claim against either of the Companies currently pending or, to the Companies’ Knowledge, threatened, against either of the Companies with respect to the alleged infringement, misappropriation or other violation by such Company of the Intellectual Property of any third party, (iv) no proceeding before any Governmental Authority or claim by either of the Companies is currently pending against a third party with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property that is owned solely and exclusively by such Company (“Company Owned Intellectual Property”) and (v) to each of the Sellers’ Knowledge, no third party is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(iv)                              To each of the Companies’ Knowledge, each of the Companies has taken all commercially reasonable actions to maintain and protect its rights in the Company Owned Intellectual Property including by maintaining the confidentiality of its trade secrets, Confidential Information and other proprietary rights. On or prior to the First Closing Date, all Persons (including present and former employees and independent contractors of each of the Companies) who have developed any Company Owned Intellectual Property will have executed and delivered to the applicable Company a valid and enforceable agreement providing for an assignment to such Company with respect to such Person’s rights in any Company Intellectual Property.

(v)                                 To each of the Sellers’ Knowledge, no Open Source Materials have been incorporated into or used or distributed with any of the Company Owned Intellectual Property or otherwise used by either of the Companies in any respect in or in connection with the Company Owned Intellectual Property, in a manner that requires any publishing of either of the Companies’ source code. To each of the Sellers’ Knowledge, none of the Company Owned Intellectual Property is covered by or subject to any Open Source License that requires that source code to be published or made freely available. To each of the Sellers’ Knowledge, neither of the Companies has created any derivative work based upon any Open Source Materials in a manner that requires that those derivative works be published or made freely available.

(vi)                              To each of the Sellers’ Knowledge, each of the Companies’ operation of any web sites used in connection with the Business, and content thereof and Protected Data processed, collected, stored or disseminated in connection therewith, do not violate any Laws, or any Person’s right of privacy or publicity. To each of the Companies’ Knowledge, each of the Companies (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses. Each of the Companies has posted a privacy policy governing such Company’s use of Protected Data, and disclaimers of liability on its web sites, and each of the Companies has complied with such privacy policy in all material respects. Each of the Companies has taken commercially reasonable steps in accordance with normal industry practice to secure its web sites and Protected Data, and any portion thereof, from unauthorized access or use by any Person.

(n)                                 Litigation.  Except as set forth on Schedule 4.2(n), there are no, and within the past three (3) years there have been no Actions pending or, to the Companies’ Knowledge, overtly threatened, against either of the Companies, at law or in equity, or before or by any Governmental Authority, and neither of the Companies is subject to, nor in the past three (3) years has either of the Companies been subject to, any outstanding judgment, order or decree of any court or other Governmental Authority. The Companies’ current insurance carrier has agreed to defend the litigation entitled Angus Deer v EZ Festivals LLC.

(o)                                 Employee Benefit Plans.

(i)                                     Schedule 4.2(o) sets forth a list of: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (whether or not subject to ERISA), including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA (whether or not subject to ERISA), including, but not limited to, any excess benefit plan, top hat plan, qualified defined contribution or defined benefit arrangement (“Pension Plans”); (iii) each bonus or incentive, stock option, equity incentive, restricted stock, stock bonus, change-of-control, severance, deferred bonus, salary reduction, consulting or employment agreement; and (iv) each fringe benefit, compensation, vacation pay, service award, moving expense or other compensation arrangement, plan, program, policy or Contract, with regard to each of (i), (ii), (iii) and (iv) which is sponsored or maintained by, or otherwise contributed to by, either of the Companies or with respect to which either of the Companies has any Liability, whether direct or indirect, absolute or contingent ((i), (ii), (iii) and (iv) collectively referred to herein as the “Plans”).  Each of the Pension Plans intended to be qualified under the Code has received a favorable determination letter from the IRS or is in the form of a prototype plan entitled to rely upon the favorable advisory or opinion letter from the IRS, and no events have occurred that could adversely affect such qualified status of the Plans or the exempt status of any underlying trust.

(ii)                                  Each of the Companies has made available to Buyer (to the extent applicable): (i) a complete copy of each written Plan as in effect on the date hereof, the summary plan description required by ERISA, if applicable, and summaries of the material terms of each unwritten Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each such Plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the three most recent Form 5500 Annual Reports for each Plan (including attached schedules and audit report, as applicable) required to be filed with respect to such Plan. Except as set forth on Schedule 4.2(o), neither of the Companies, nor to each of the Sellers’ Knowledge, any other Person or Entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(iii)                               Each Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms and all applicable requirements of ERISA and the Code and applicable Law.  With respect to each Plan, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code which would reasonably be expected to result in a material liability to the Companies,, and there has not occurred any reportable event (within the meaning of Section 4043 of ERISA, other than any reportable event for which notice has been waived by federal regulation).

(iv)                              Neither of the Companies nor any ERISA Affiliate has or could be reasonably expected to have any Liability with respect to any employee benefit plan, whether direct or indirect, absolute or contingent, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA.  No material Liability under Title IV of ERISA has been incurred by either of the Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to either of the Companies or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder, and none of the assets of either of the Companies nor any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code.  “ERISA Affiliate” shall mean any Entity (whether or not incorporated) other than the Companies that, together with either of the Companies, is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.  No Plan provides or other Contract requires either of the Companies to provide (or would reasonably be expected to require either of the Companies to provide) for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state Law).

(v)                                 With respect to the Plans, all required contributions, premiums or other payments that are due have been paid on a timely basis.

(vi)                              There do not exist any pending or, to the Companies’ Knowledge, threatened claims (other than routine claims for benefits uncontested by third parties), suits, actions, disputes, audits or investigations with respect to any Plan.  Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(vii)                           (A) The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan, and (B) none of the Plans obligates either of the Companies to pay separation, severance, termination or other benefits solely or partially as a result of the Transactions.

(viii)                        None of the Plans between either of the Companies and any “service provider” (as such term is defined in Section 409A of the Code, related regulations and IRS guidance thereunder) provides for the deferral of compensation subject to Section 409A of the Code.  The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan that will result in any payment of deferred compensation subject to an additional tax under Section 409A of the Code.

(p)                                 Insurance.  Schedule 4.2(p) contains a complete list and description of each insurance policy and bond (including surety bonds) currently existing (including, in respect of any unexpired policy period) owned or held by or for the benefit of either of the Companies (other than any policy held by or for the benefit of an artist, vendor or other Person naming either of the Companies as an additional insured in connection with the Business), including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and all claims in excess of Fifty Thousand Dollars ($50,000) made thereunder during the previous twenty four (24) months and the status of such claims on or about August 1, 2013.  All such policies and all such bonds (including surety bonds) are in full force and effect.  All premiums and other payments due prior to the date hereof under each such insurance policy and bond have been timely and fully paid.  Except as noted on Schedule 4.2(p), neither of the Companies has been notified in writing of any defense to coverage by an insurer of the applicable Company in connection with any current claim to coverage asserted or noticed by such Company under or in connection with any of their currently existing (including, in respect of any unexpired policy period) insurance policies or bonds.  Except as noted on Schedule 4.2(p), neither of the Companies has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the applicable Company that there will be a cancellation or non-renewal of currently existing (including, in respect of any unexpired policy period) polices or binders.  No Material Contract nor Governmental Authority requires that either of the Companies maintain insurance in addition to the policies listed on Schedule 4.2(p).

(q)                                 Compliance with Laws.  Each of the Companies has complied, in all material respects, with Laws applicable thereto, or to the Business, operations or assets thereof.  Neither of the Companies has received written notice, or to the Companies’ Knowledge, any oral communications of any alleged or actual violation of any applicable Law.  To each of the Companies’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by either of the Companies of, or a substantial failure on the part of either of the Companies to comply with, any applicable Law, or (ii) may give rise to any obligation on the part of either of the Companies to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature.  No investigation or review is pending or, to the Companies’ Knowledge, threatened, by any Governmental Authority with respect to any violation by either of the Companies of any Law or obligation on the part of either of the Companies to take remedial action in respect thereof.

(r)                                    Environmental Matters.

(i)                                     Except as set forth on Schedule 4.2(r): (i) each of the Companies is currently in compliance in all material respects, with the provisions of all applicable Environmental Laws which compliance includes but is not limited to obtaining and complying with Licenses and Permits required under Environmental Laws (the “Environmental Permits”) and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in a material manner in the future.

(ii)                                  Neither of the Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Substances, or owned or operated any property or facility (including any real property owned, used or leased by either of the Companies or any of their predecessors or Affiliates) that is or has been contaminated by any Hazardous Substance, directly as a result of activities of either of the Companies so as to give rise to any current or future material liabilities or obligations pursuant to any Environmental Laws.

(iii)                               Neither of the Companies has received written notice of any pending or threatened Actions or proceedings from any Governmental Authority regarding any matter relating to Environmental Laws that remain outstanding.

(s)                                   Affiliated Transactions.  Except for intercompany or interpersonal transactions between the Companies and the Sellers and except as set forth on Schedule 4.2(s), no Affiliate of either of the Companies or either of the Sellers and no officer, director, member or manager, as applicable, of either of the Companies or any individual in such officer’s or director’s immediate family is a party to any material agreement, Contract, commitment or transaction with either of the Companies or has any material interest in any material property used by either of the Companies.

(t)                                    Employment and Labor Matters.  Except as set forth on Schedule 4.2(t), each of the Companies, and to each of the Sellers’ Knowledge, their respective officers, executives, managers and employees have complied and are in compliance in all material respects with all applicable Laws respecting employment or labor, termination of employment and notice upon termination, fair employment practices and equal opportunity, nondiscrimination, harassment, retaliation, human rights, compensation, withholding, pay equity, immigration, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours.  Each of the Companies has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority.  In the past three (3) years neither of the Companies has experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice; nor, to the Companies’ Knowledge, has any such Action been threatened against either of the Companies.  There are no material disputes pending or, to the Companies’ Knowledge, threatened, between either of the Companies and any of their employees or former employees or employee organizations.  Neither of the Companies is a party to any collective bargaining agreement or other labor union or works council contract applicable to persons employed by the applicable Company, nor, to each of the Sellers’ Knowledge, are there or have there been in the past three (3) years any activities or proceedings of any labor union to organize any such employees.  To each of the Sellers’ Knowledge, neither of the Sellers nor any manager or executive of either of the Companies has any plans to terminate employment with either of the Companies within twelve (12) months of the date hereof or in connection with the First Closing.

(u)                                 Material Suppliers.  Schedule 4.2(u) sets forth a true and complete list of the top ten (10) suppliers of each of the Companies on a consolidated basis (by revenue for the 12-month period ended December 31, 2012) (the “Top Suppliers”).  Except as set forth on Schedule 4.2(u), since March 31, 2013, no Top Supplier has (i) provided either of the Companies with any written notice of material dispute or (ii) terminated or materially reduced, restricted, suspended or materially and adversely modified, or given written notice of an intent to terminate or materially reduce, restrict, suspend or materially and adversely modify, its relationship with either of the Companies (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Supplier).

(v)                                 Bank Accounts.  Schedule 4.2(v) sets forth an accurate and complete list of each financial institution in or with which either of the Companies has an account or safety deposit box, and the names of all Persons currently authorized to draw thereon or having access thereto.

(w)                               Undisclosed Liabilities.  Except as set forth on Schedule 4.2(w), neither of the Companies has any material obligation or Liability, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due which are of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP other than: (i) liabilities set forth on the liabilities side of, or expressly reserved against on, the latest balance sheet; (ii) liabilities and obligations which have arisen after the date of the latest balance sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement or other proceeding; and (iii) liabilities under Material Contracts (in each case, none of which is a Liability resulting from breach of such Contract).

(x)                                 Festival Contract.  The Festival Contract grants the Companies the right, subject to the terms and conditions of the Festival Contract, to use the Festival Site on the dates on which the 2013 Festival is scheduled to occur.  Other than in connection with the Festival, the Companies have not, and to the Sellers’ Knowledge, no other Person has, granted any rights to any other Person to use the Festival Site on the dates on which the 2013 Festival is scheduled to occur, and to the Sellers’ Knowledge, there is no fact or circumstance that exists which would prevent the Companies from obtaining a Festival Contract for the 2014 Festival. There is not under the Festival Contract (i) any existing or claimed default by either of the Companies or event that, with notice or lapse in time, or both, would constitute a default by either of the Companies or (ii) to each of the Sellers’ Knowledge, any existing or claimed default by any other party to the Festival Contract or event that with notice or lapse of time, or both, would constitute a material default by any such party. There is no actual or, to each of the Sellers’ Knowledge, threatened termination, cancellation or limitation of the Festival Contract.

(y)                                 Key Consultants.  The Persons listed on Schedule 4.2(y) (the “Key Consultants”) are all of the Persons (other than the Sellers, the Companies and their respective employees) that are engaged in material activities on behalf of each of the Companies with respect to the operation and promotion of each of the 2012 Festival and the 2013 Festival whose services, in all material respects, could not be replaced by another Person on substantially similar terms.  Within the past three (3) years, no Key Consultant has canceled or advised either of the Companies of any intention to cancel its relationship with either of the Companies.  There are no pending, or to the Companies’ Knowledge, threatened, disputes, and neither of the Companies has received any written notices of dissatisfaction, with or from any Key Consultant. There is not under any Contract with a Key Consultant (i) any existing or claimed default by either of the Companies or event that, with notice or lapse in time, or both, would constitute a default by either of the Companies, or (ii) to each of the Sellers’ Knowledge, any existing or claimed default by such Key Consultant or event that with notice or lapse of time, or both, would constitute a material default by any such Key Consultant.  Each of the Companies has fully and timely satisfied all of its material obligations under any Contract with any Key Consultant, and there are no material outstanding amounts owed by either of the Companies to any Key Consultant under any Contract.

(z)                                  Festival.

(i)                                     The Companies have, or will have prior to the 2013 Festival, obtained all permits, entered into all Contracts, and taken all customary actions necessary to promote the 2013 Festival in the same manner in all material respects as the Festival was promoted in 2012, with the exception that promotion of the 2013 Festival will be focused on persons that are at least eighteen (18) years of age.  The Companies have paid all material amounts and satisfied all material liabilities to suppliers, vendors and other providers of products and services relating to the 2012 Festival (including accounts payable, artist performance fees, license fees, lease payments, payments to independent contractors, and other payment obligations of either of the Companies).  All material amounts owed to either of the Companies relating to the operation of the 2012 Festival (including ticket purchase payments, accounts receivable, sponsorship fees and other material payment obligations to either of the Companies) have been collected in full.  Neither of the Companies has further obligation to take any material action or satisfy any material Liability with respect to the 2012 Festival.

(ii)                                  Each of the Companies has delivered to Parent a reasonably detailed profit and loss statement for each of the 2012 Festival (the “Festival P&L Statements”), and such Festival P&L Statements are true, correct and complete, in all material respects, and accurately represents, in all material respects, the profitability of the 2012 Festival, as applicable.

(iii)                               To each of the Sellers’ Knowledge, no fact or circumstance exists that will, in any material way, restrict NewCo’s ability to obtain any permit required by the Companies in connection with the operation of the 2014 Festival.

(aa)                          Brokers’ Fees.  Neither of the Companies is obligated to pay and does not have any Liability with respect to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or by any Ancillary Documents.

(bb)                          Disclosure.  The representations and warranties of each of the Companies made or contained in this Agreement, the schedules and exhibits hereto, and the certificates and statements executed or delivered in connection herewith, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered.

4.3                               Representations; Warranties, and Acknowledgments of each of the Sellers Concerning the Stock Consideration

Except as set forth on the Disclosure Schedules, each of the Sellers, jointly and severally, represents and warrants to Buyer and Parent that each of the following representations and warranties is true, correct and complete as of the date hereof, as of the First Closing Date and, where applicable, as of the Second Closing Date:

(a)                                 Acquisition Entirely for Own Account.  The shares of SFX Common Stock to be acquired by each of the Sellers as part of the First Closing Stock Consideration and the Second Closing Stock Consideration hereunder (the “SFX Shares”) are being acquired for investment for each of the Sellers’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  Neither of the Sellers has any Contract with any Person to sell, transfer or grant participations to such Person with respect to any SFX Shares.

(b)                                 Access to Information.  Each of the Sellers has had an opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the transfer of the SFX Shares with Buyer’s management.  Each of the Sellers has such knowledge and experience in financial and business matters to enable it to use the information made available to it in connection with the transfer of the SFX Shares and to make an informed decision based upon the information provided to it with respect to its decision to participate in and consummate the Transactions.

(c)                                  Accredited Investor.  At the First Closing Date, each of the Sellers is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and is able to bear the economic risk of holding the SFX Shares for an indefinite period (including total loss of its investment).

(d)                                 No General Solicitation.  To the Knowledge of the Sellers, neither of the Sellers is receiving SFX Shares pursuant to (i) a general solicitation in connection with the offer and sale of the SFX Shares, or (ii) a published advertisement in connection with the offer and sale of the SFX Shares.

(e)                                  Principal Residence.  Schedule 4.3(e) lists each of the Sellers’ principal place of residence.

(f)                                   Restricted Securities.  Each of the Sellers understands that the SFX Shares have not been and will not be registered under the Securities Act and, if issued, will be issued by reason of a specific exemption from the registration provisions of the Securities

Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each of the Sellers’ representations as expressed herein.  Each of the Sellers understands that the SFX Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, each of the Sellers must hold the SFX Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Except as provided by the Registration Rights Agreement, each of the Sellers acknowledges that Buyer has no obligation to register or qualify the SFX Shares for resale.

(g)                                  No Public Market.  Each of the Sellers understands that no public market now exists for the SFX Shares and, that Buyer has made no assurances that a public market will ever exist for the SFX Shares.

(h)                                 Legends.  Each of the Sellers understands that the SFX Shares might bear one or all of the following legends:

(i)                                     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A MEMBERSHIP INTEREST PURCHASE AGREEMENT BETWEEN SFX ENTERTAINMENT, INC. (THE “COMPANY”) AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDER AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.”

(ii)                                  Any legend set forth in, required by, or to reflect the transfer restrictions with respect to any SFX Shares set forth in any Ancillary Document.

(iii)                               Any legend required by the securities Laws of any state to the extent such Laws are applicable to the SFX Shares represented by the certificate so legended.

4.4                               Representations and Warranties of Buyer and Parent

Except as set forth on the schedules of exceptions and disclosures schedules delivered in connection herewith, Buyer and Parent, jointly and severally, represent and warrant to the Sellers and the Companies that each of the following representations and warranties is true, correct and complete as of the date hereof and, and other than with respect to Section 4.4(d), as of the First Closing Date and as of the Second Closing Date:

(a)                                 Organization.  Buyer is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to carry on its business as presently conducted and to use the properties owned and used by it.  Parent is a corporation, duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.  Parent has all requisite corporate power and authority to carry on its business as presently conducted and to use the properties owned and used by it.

(b)                                 Authorization of Transaction.  Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder.  Without limiting the generality of the prior sentence, the Board of Directors of Parent and the sole member of Buyer have duly authorized the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions.  This Agreement and each of the Ancillary Documents, as applicable, to which Buyer is a party has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.  The Board of Parent has duly authorized the execution, delivery and performance of this Agreement by Parent and the consummation of the Transactions.  This Agreement and each of the Ancillary Documents, as applicable, to which Parent is a party has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(c)                                  Noncontravention.

(i)                                     The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents and the consummation of the Transactions does not and will not (A) contravene or conflict with any of Buyer’s Organizational Documents; (B) violate or conflict in any way with any applicable Law to which Buyer is subject; (C) result in the creation or imposition of any Lien on an asset of Buyer or (D) contravene, conflict with, or constitute a violation or breach of any Contract to which Buyer is a party. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(ii)                                  The execution, delivery, and performance by Parent of this Agreement and the Ancillary Documents and the consummation of the Transactions does not and will not (A) contravene or conflict with any of Parent’s Organizational Documents; (B) violate or conflict in any way with any applicable Law to which Parent is subject; (C) result in the creation or imposition of any Lien on an asset of Parent or (D) contravene, conflict with, or constitute a violation or breach of any Contract to which Parent is a party. Parent is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(d)                                 Capitalization. Immediately prior to the First Closing, Parent is the sole owner of all of the issued and outstanding membership interests of Buyer.

(i)                                     The authorized capital of Parent consists, immediately prior to the date hereof, solely of 300,000,000 shares of SFX Common Stock and 100,000,000 shares of SFX preferred stock, par value $0.001 per share, of which 63,594,154 shares of SFX Common Stock are issued and outstanding immediately prior to the date hereof and 0 shares of SFX preferred stock are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of SFX Common Stock and SFX preferred stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(ii)                                  Except for the securities and rights described on Schedule 4.4(d)(ii), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Parent any shares of SFX Common Stock, or any securities convertible into or exchangeable for shares of SFX Common Stock as of the date hereof.

(e)                                  Valid Issuance of SFX Shares.  The SFX Shares issued as the First Closing Stock Consideration and the Second Closing Stock Consideration, as applicable, if and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, any Ancillary Document, applicable state and federal securities Laws, or Liens created by or imposed by Seller.  Assuming the accuracy of the representations of each of the Sellers and each of the Companies in Sections 4.2 and 4.3, the First Closing Stock Consideration and the Second Closing Stock Consideration, as applicable, when issued, will be issued in compliance with all applicable federal and state securities Laws.

(f)                                   Compliance With Laws.  The business of Parent and Buyer has been operated in compliance with all applicable Laws in all material respects.

(g)                                  Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s or Parent’s Knowledge, threatened against or by Buyer, Parent or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(h)                                 Disclosure.  The representations and warranties of Parent and Buyer made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered.

5.                                      ADDITIONAL AGREEMENTS

5.1                               Further Assurances

From time to time, prior to and after the First Closing and the Second Closing, each Party, upon the request of the other Party, shall take such further action (including the execution and delivery of such further instruments and documents), at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Article 10), as might be reasonably required to carry out the provisions hereof and the Transactions.

5.2                               Confidentiality

Each Party shall, and shall cause its representatives and affiliates to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of such Party’s counsel, by other applicable Law, all Confidential Information (as defined below), and each Party shall not, and shall cause its representatives and affiliates not to, disclose the Confidential Information to any Person or use the Confidential Information except as otherwise may be reasonably necessary to carry out the Transactions.  For the purposes hereof, “Confidential Information” shall mean (a) the terms of this Agreement and any agreements entered into in connection herewith and (b) all information of any kind disclosed by one Party or its representatives or affiliates to another Party in connection with the Transactions, except information (i) that is generally available or known by the public other than as a result of improper disclosure by the receiving Party, (ii) is obtained from a source other than the disclosing Party, provided such source was not bound by a duty of confidentiality to the disclosing Party, or another party, with respect to such information, or (iii) was independently developed by the receiving Party without reference to any Confidential Information.  If the receiving Party becomes aware that it is or may be required to disclose any Confidential Information by legal requirement (for example, subpoena to testify or produce documents), the receiving Party must, to the extent practicable and permitted under applicable Law, give prompt written notice thereof to the disclosing Party of such intended or anticipated disclosure (or possible disclosure) and the receiving Party must fully cooperate with the disclosing Party to contest and oppose such disclosure (if so elected by the disclosing Party) and, if possible, obtain confidential treatment for any Confidential Information that is disclosed.  Nothing in this Section 5.2 shall prohibit any Person from disclosing the federal income tax treatment or federal income tax structure of the Transactions.

5.3                               Distributions

[Intentionally Omitted]

5.4                               Non-Competition/Non-Solicitation/Non-Disparagement

(a)                                 In order to induce Buyer and Parent to enter into this Agreement, other than in connection with his or her role as a member and/or employee of NewCo or any of its Affiliates, neither of the Sellers shall (and shall cause their Affiliates, other than NewCo, Parent, Buyer and the Companies, not to), at any time on or prior to the later of (i) eighteen (18) months after the Second Closing Date; or (ii) eighteen (18) months after the date on which such Seller’s Employment Agreement terminates or expires, directly or indirectly do any of the following:

(i)                                     solicit, induce or cause any Person with which either of the Sellers, either of the Companies, Parent, Buyer or NewCo had a business relationship with respect to the Business (a “Restricted Person”) to reduce or terminate such Person’s business relationship with either of the Companies, Buyer, Parent or NewCo or any of their respective Affiliates or their successors or assigns,  in each case with respect to the Business or any portion of the business of the Companies, Buyer, Parent or NewCo or any of their respective Affiliates or their successors or assigns in which each Seller actually participates or participates in the planning thereof or which either of the Sellers becomes aware of solely while employed by NewCo, Parent or any Affiliate thereof  solely as a result of such Sellers’ employment prior to the date on which such Seller’s Employment Agreement expires or terminates, approach any such Restricted Person for any such purpose, authorize or assist in the taking of any of such actions for any such purpose, or authorize or assist in the taking of any such actions by any Person; or

(ii)                                  hire, solicit, recruit any Restricted Person, other than accountants, attorneys and other professionals that have provided services to the Sellers or the Companies, or attempt to persuade any Restricted Person to terminate such Restricted Person’s employment, consulting, advisory, or other services Contract or arrangement with either of the Companies, NewCo, Buyer, Parent or any of their Affiliates, other than as required by applicable Law.

(b)                                 In order to induce Buyer and Parent to enter into this Agreement, other than in connection with his or her role as a member and/or employee of NewCo or any of its Affiliates, neither of the Sellers shall (and shall cause their Affiliates, other than NewCo, Parent, Buyer and the Companies, not to), at any time on or prior to the later of (i) the date that is the first (1st) anniversary of the Second Closing Date; or (ii) the date that is the first (1st) anniversary of the date on which such Seller’s Employment Agreement terminates or expires, directly or indirectly do any of the following: (A) engage in any Restricted Activity, (B) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any Restricted Activity, or (C) have an interest in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; except that this Section 5.4 will not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person that has a class of securities that is publicly traded.

(c)                                  Neither of the Sellers and neither of the Companies shall (and shall cause their Affiliates not to), directly or indirectly make, publish or communicate to any Person or in any public forum (including, without limitation, on the Internet, to the media, via published material, to analysts or in comparable forums) any comments or statements (written or oral) that criticize, denigrate or disparage, or are detrimental to, the reputation or stature of either of the Companies, NewCo, Seller, Parent, their Affiliates, businesses, or any of their officers, directors, employees or agents, other than as required by applicable Law.

(d)                                 Buyer and Parent shall not (and shall cause their Affiliates not to), directly or indirectly make, publish or communicate to any Person or in any public forum (including, without limitation, on the Internet, to the media, via published material, to analysts or in comparable forums) any comments or statements (written or oral) that criticize, denigrate or disparage, or are detrimental to, the reputation or stature of the Sellers, the Companies, their Affiliates, businesses, or any of their officers, directors, employees or agents.

(e)                                  The Parties acknowledge that the acquisition of each of the Companies and the goodwill of each of the Companies is an essential component of the Transactions and believe that the goodwill of each of the Sellers and of each of the Companies is a valuable asset and an essential inducement to Buyer and Parent to enter into this Agreement and to consummate the Transactions. The Parties acknowledge that they could substantially dilute the value of such goodwill if either of the Sellers or either of the Companies violated any of the provisions of Section 5.4.  In addition, the Parties acknowledge that the provisions of Section 5.4, and the period of time, geographic area and scope and type of restrictions on their activities set forth in Section 5.4, are reasonable and necessary for the protection of Buyer and Parent.

(f)                                   If any court or other tribunal of competent jurisdiction determines that any portion of Section 5.4 is invalid or unenforceable by reason of its extending for too great a period of time, by reason of its extending over too great a geographical area, or by reason of its being too extensive in any other respect, then (i) such portion is to be interpreted to extend over the maximum period of time for which it can be enforceable, over the maximum geographical area as to which it can be enforceable, and to the maximum extent in all other respects as to which it can be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, Section 5.4 will then be enforceable, but such reduced form will only apply with respect to the operation of such portion in the particular jurisdiction in or for which such adjudication is made. The Parties intend that Section 5.4 be enforceable to the maximum extent permitted by applicable Law.

(g)                                  The Parties acknowledge that any breach or threatened breach of Section 5.4 might cause Buyer and Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Buyer and Parent will be entitled to seek, in addition to all other available rights and remedies (including seeking such damages as Buyer and Parent can show it has sustained by reason of such breach and recovery of costs and expenses, including attorneys’ fees and expenses), specific performance and injunctive relief (including a temporary restraining order, a permanent restraining order, or a permanent injunction) in respect of any breach or threatened breach of any of Section 5.4.

5.5                               Withholding

Notwithstanding anything in this Agreement to the contrary, the Parties hereto are entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or other Tax Law (including, without limitation, as a result of the failure of either Seller to deliver a FIRPTA Certificate).  To the extent that amounts are so deducted and withheld, and are paid over to or for the benefit of the appropriate Tax Authorities in accordance with applicable procedures, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

5.6                               Tax Matters

(a)                                 Allocation of Final Closing Purchase Price.  Within ninety (90) Business Days from the First Closing, Buyer shall provide to each of the Sellers a schedule which will provide for the allocation of the purchase price (and other relevant items) among the undivided percentage interests in the assets of each of the Companies which shall be deemed purchased by Buyer for United States federal income tax purposes (such assets, the “Deemed Purchased Assets”, and such schedule, the “Draft Asset Allocation Statement”).  The Draft Asset Allocation Statement shall be prepared in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder.  The Draft Asset Allocation Statement shall be subject to the review and consent of each of the Sellers.  Buyer shall provide, and shall cause NewCo and the Companies to provide, Sellers with such cooperation as Sellers may reasonably request in connection with the review of the Draft Asset Allocation Statement.  If neither of the Sellers objects to the Draft Asset Allocation Statement by written notice to Buyer within fifteen (15) Business Days after receipt, then the Draft Asset Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement.  If either of the Sellers objects to the Draft Asset Allocation Statement, it shall notify Buyer in writing of its objection within fifteen (15) Business Days after receipt by the applicable Seller of the Draft Asset Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection, and such Seller and Buyer shall act in good faith to resolve any such dispute for a period of fifteen (15) Business Days thereafter.  If, within fifteen (15) Business Days of such Seller’s delivery of a valid written notice of objection to the Draft Asset Allocation Statement, Buyer and such Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Accounting Firm, whose determination shall be binding upon the Parties.  The fees and expenses of the Accounting Firm in connection with the resolution of any dispute under this Section 5.7(a) shall be paid fifty percent (50%) by such Seller and fifty percent (50%) by Buyer.  Once the Draft Asset Allocation Statement is finally determined pursuant to the provisions hereof, or any amendment thereto, (as adjusted as a consequence of any adjustments to the purchase price hereunder), no Party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the finally determined Draft Asset Allocation Statement unless required to do so under applicable Law.

(b)                                 Allocation of Second Closing Purchase Price.  Within ninety (90) Business Days from the Second Closing, Buyer shall provide to each of the Sellers a schedule which will provide for the allocation of the Second Closing Purchase Price (and other relevant items) among the undivided percentage interests in the assets of the Companies which shall be deemed purchased by Buyer pursuant to the Second Closing for United States federal income tax purposes (such assets, the “Second Closing Deemed Purchased Assets”, and such schedule, the “Draft Second Closing Asset Allocation Statement”).  The Draft Second Closing Asset Allocation Statement shall be prepared in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder.  Buyer shall provide, and shall cause NewCo to provide, Sellers with such cooperation as Sellers may reasonably request in connection with the review of the Draft Second Closing Asset Allocation Statement.  The Draft Second Closing Asset Allocation Statement shall be subject to the review and consent of each of the Sellers.  If neither of the Sellers objects to the Draft Second Closing Asset Allocation Statement by written notice to Buyer within fifteen (15) Business Days after receipt, then the Draft Second Closing Asset Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purpose of this Agreement.  If either of the Sellers objects to the Draft Second Closing Asset Allocation Statement, it shall notify Buyer in writing of its objection within fifteen (15) Business Days after receipt by the applicable Seller of the Draft Second Closing Asset Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection, and Seller and Buyer shall act in good faith to resolve any such dispute for a period of fifteen (15) Business Days thereafter.  If, within fifteen (15) Business Days of such Seller’s delivery of a valid written notice of objection to the Draft Second Closing Asset Allocation Statement, Buyer and such Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Accounting Firm, whose determination shall be binding upon the Parties.  The fees and expenses of the Accounting Firm in connection with the resolution of any dispute under this Section 5.7(b) shall be paid fifty percent (50%) by such Seller and fifty percent (50%) by Buyer.  Once the Draft Second Closing Asset Allocation Statement is finally determined pursuant to the provisions hereof, or any amendment thereto, (as adjusted as a consequence of any adjustments to the purchase price hereunder), no Party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the finally determined Draft Second Closing Asset Allocation Statement unless required to do so under applicable Law.

(c)                                  Tax Treatment.  The Parties acknowledge that the purchase and sale of the First Closing Membership Interests pursuant to this Agreement and the contributions to NewCo described in Section 6.4 hereof shall be treated for U.S. federal income tax purposes, under the principles described in Revenue Ruling 99-5, as (i) a sale by Bindra of an undivided 70% interest in each of the assets of Made in return for the First Closing Purchase Price (and other relevant items), (ii) a sale by De Palma of an undivided 70% interest in each of the assets of EZ in return for the First Closing Purchase Price (and other relevant items), (iii) a contribution by Buyer and Bindra of 70% and 30%, respectively, undivided percentage interests in the assets of Made to NewCo in return for interests in NewCo and (iv) a contribution by Buyer and De Palma of 70% and 30%, respectively, undivided percentage interests in the assets of EZ to NewCo in return for interests in NewCo.  The Parties acknowledge that the purchase and sale of the Second Closing Membership Interests pursuant to this Agreement shall, provided that NewCo shall come to have only a single owner for U.S. federal income tax purposes as a result of such transactions, be treated as a transaction described in Revenue Ruling 99-6 (Situation 1).  The Parties shall prepare and file all Tax Returns in a manner consistent with such treatment for U.S. federal income Tax purposes and shall not take any position inconsistent with such treatment on any Tax Return, in any audit, examination, or other administrative or court proceeding before any Governmental Authority, in any report made for Tax, or otherwise, unless required to do by a final “determination” (within the meaning of Section 1313(a) of the Code).  If any Governmental Authority disputes or takes a position inconsistent with the foregoing treatment for U.S. federal income Tax purposes, then the Party receiving notice of such dispute shall (or shall cause such Party’s Affiliates to) promptly notify and consult with the other Party regarding the resolution of such dispute, and each Party shall (or shall cause such Party’s Affiliates to) use reasonable efforts to contest such dispute in a manner consistent with such treatment.

(d)                                 Transfer Taxes.  The Sellers, on the one hand, and Buyer, on the other, shall each pay 50% of all transfer, real property transfer, documentary, sales, use, stamp, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with the First Closing or the Second Closing (together, “Transfer Taxes”).  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed on or prior to the Due Date by the Party primarily and customarily responsible under applicable Law for filing such Tax Returns, and such Party shall provide such Tax Returns to the other Party at least five (5) days prior to the Due Date for such Tax Returns.  The Parties shall cooperate with each other in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) such Transfer Taxes. While each Seller is responsible for all transfer taxes which are the responsibility of the Sellers under this Section 5.6(d), it is agreed that, as between the Sellers, Bindra shall be responsible for such transfer taxes which relate to the transfer of Made Membership Interests at the First Closing and De Palma shall be responsible for such transfer taxes which relate to the transfer of the EZ Membership Interests at the First Closing.

(e)                                  Adjustments to the Purchase Price.  Buyer and each of the Sellers agree to treat any amounts payable after each of the First Closing and the Second Closing by either of the Sellers to Buyer (or by Buyer to either of the Sellers) pursuant to this Agreement as an adjustment to the First Closing Purchase Price and/or the Second Closing Purchase Price, as the case may be, unless a final “determination” (within the meaning of Section 1313(a) of the Code) by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the First Closing Purchase Price and/or the Second Closing Purchase Price, as the case may be, for Tax purposes.

6.                                      THE COMPANIES AND THE SELLERS PRE FIRST CLOSING COVENANTS

6.1                               Conduct of the Business

(a)                                 From the date hereof until the First Closing Date, each of the Companies shall use its commercially reasonable efforts to carry on the Business in the ordinary course of business and substantially in the same manner as currently conducted.

(b)                                 From the date hereof until the First Closing Date, except as otherwise provided for by this Agreement, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) neither of the Companies shall take any action which, if taken after January 1, 2013 and prior to the date hereof, would have been required to be disclosed on Schedule 4.2(h) (other than with respect to subsection (xv) thereof).

(c)                                  From the date hereof until the First Closing Date, neither of the Companies shall fail to (i) timely file all material Tax Returns required to be filed by it, and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify Buyer of any material income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to either of the Companies in respect of any material Tax matters, including material Tax Liabilities and material Tax refund claims.  From the date hereof until the First Closing Date, neither of the Companies shall cause either of the Companies to be treated as an association taxable as a corporation for Tax purposes.

(d)                                 From the date hereof until the date immediately following the last day of the 2013 Festival, neither of the Companies shall (without the consent of Parent or Buyer or any of their respective Affiliates, which consent may be withheld or delayed in their sole discretion) distribute or dividend any cash to either of the Sellers, except for distributions or dividends to allow each of the Sellers to pay taxes, including estimated taxes, in respect of income of the applicable Company.  From the date immediately following the last day of the 2013 Festival, so long as the Companies and the Sellers have satisfied the condition set forth in Section 8.1(c), the Companies shall have the right to distribute or dividend any cash to either of the Sellers, except for distributions or dividends that would reasonably be expected to result in the Net Working Capital of either of the Companies to be less than $0.

(e)                                  From the date hereof until the First Closing Date, neither of the Companies shall (without the consent of Parent or Buyer or any of their respective Affiliates, which consent may be withheld or delayed in their sole discretion) enter into any Contract related to ticketing, other than ticketing arrangements for 2013 events, which shall be at the sole discretion of the Sellers and the Companies;

6.2                               Access

From the date hereof until the First Closing Date, each of the Companies shall provide Buyer and its authorized representatives reasonable access, during normal business hours, upon reasonable notice and in a manner so as not to unreasonably interfere with the normal business operations of either of the Companies, to the offices, assets, properties, Books and Records, agreements and suppliers, customers, employees and senior management of each of the Companies, in order for Buyer to have the opportunity to make such investigation and inspection as it shall reasonably desire as to the affairs of each of the Companies.  Parent and Buyer shall comply and shall cause Buyer’s representatives to comply with all of their obligations regarding Confidential Information pursuant to Section 5.2 with respect to the information disclosed pursuant to this Section 6.2.

6.3                               Pferdmenges Litigation

Each of the Parties agrees that Bindra and De Palma shall have the sole right to control the litigation entitled Henri Pferdmenges and NRW, Inc. vs. Mike Bindra, Laura De Palma, Made Event, LLC, Sala Corporation, and EZ Festivals, LLC, and any and all other litigation, proceedings, settlements, and negotiations relating thereto or arising therefrom, or any subsequent litigation, the subject matter of which is substantially similar to the litigation entitled Henri Pferdmenges and NRW, Inc. vs. Mike Bindra, Laura De Palma, Made Event, LLC, Sala Corporation, and EZ Festivals, LLC (collectively, the “Pferdmenges Litigation”), except as otherwise set forth in this Section 6.3.  In addition to the remedies set forth in Article 10, to the extent there is any settlement offer in such matter that Sellers intend to accept which exceeds the value of the Secured Interests (as hereinafter defined) or is not to be satisfied solely through the payment of a monetary award up to such amount, Sellers shall be required to obtain the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, should any such settlement result in any non-monetary award, including, but not limited to, a non-monetary award that materially and adversely affects the ownership rights of the Company Owned Intellectual Property, Parent shall have the right to refuse to consent to the settlement and such refusal shall not be deemed unreasonable.  Each of Bindra and De Palma shall keep Parent and Buyer reasonably apprised of all developments with respect to the Pferdmenges Litigation (including providing Parent and Buyer documentation relating to the status of the litigation from time to time) and shall respond promptly to any request for such information from

Parent or Buyer.  Notwithstanding anything to the contrary contained herein, the Buyer Indemnities (as hereinafter defined) shall have the right to seek indemnification for Losses incurred thereby in connection with the Pferdmenges Litigation in the form of cash pursuant to and in accordance with the terms of Article 10 and/or by foreclosing on all or any part of the Secured Interests pursuant to and in accordance with the terms of the Pledge Agreements.

6.4                               Limited Liability Company Agreement

(a)                                 Prior to the First Closing, Buyer shall form NewCo by filing with the Secretary of State of the State of Delaware the Certificate of Formation in the form attached hereto as Exhibit F, and concurrently with the First Closing, Buyer, Bindra and De Palma shall enter into the NewCo Limited Liability Company Agreement, to be effective as of the First Closing Date.

(b)                                 Concurrently with the First Closing, Buyer shall contribute, as a contribution to capital, the First Closing Membership Interests to NewCo, and in consideration therefore, will own membership interests in NewCo equal to seventy percent (70%) of the total issued and outstanding membership interests in NewCo as of the First Closing Date

(c)                                  Concurrently with the First Closing, Bindra shall contribute, as a contribution to capital, the Made Remaining Membership Interests to NewCo, and in consideration therefore, will own membership interests in NewCo equal to fifteen percent (15%) of the total issued and outstanding membership interests in NewCo as of the First Closing Date (the “Made Second Closing Membership Interests”). Immediately thereafter, Bindra shall pledge fifty percent (50%) of the Made Second Closing Membership Interests to Parent to be held in escrow by a mutually agreed upon escrow agent pursuant to a pledge agreement, in substantially the form attached hereto as Exhibit G (the “Made Pledge Agreement”), to secure the payment of Losses incurred in connection with the Pferdmenges Litigation (the “Made Secured Interests”).

(d)                                 Concurrently with the First Closing, De Palma shall contribute, as a contribution to capital, the EZ Remaining Membership Interests to NewCo, and in consideration therefore, will own membership interests in NewCo equal to fifteen percent (15%) of the total issued and outstanding membership interests in NewCo as of the First Closing Date (the “EZ Second Closing Membership Interests”, and collectively with the Made Second Closing Membership Interests, the “Second Closing Membership Interests”). Immediately thereafter, De Palma shall pledge fifty percent (50%) of the EZ Second Closing Membership Interests to Parent to be held in escrow by a mutually agreed upon escrow agent pursuant to a pledge agreement, in substantially the form attached hereto as Exhibit G (the “EZ Pledge Agreement”, and collectively with the Made Pledge Agreement, the “Pledge Agreements”), to secure the payment of Losses incurred in connection with the Pferdmenges Litigation (the “EZ Secured Interests”, and collectively with the Made Secured Interests, the “Secured Interests”).

(e)                                  For the avoidance of doubt, nothing contained in this Section 6.4 shall be construed to limit the additional remedies of Parent or Buyer set forth in Article 10.

6.5                               Updated Disclosure

From the date hereof until the First Closing Date, each of the Companies or each of the Sellers, as applicable, must supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  Any such update to the Disclosure Schedules with respect to matters arising prior to the date hereof shall not affect Buyer’s or Parent’s right to indemnification under Section 10.2 hereof with respect to any damages incurred as a result of the failure of such disclosure to be made as of the date hereof.

7.                                      THE COMPANIES AND THE SELLERS PRE AND POST SECOND CLOSING COVENANTS

7.1                               Financial Information.

For a period of one (1) year after the First Closing, each of the Sellers and Buyer shall reasonably cooperate with each other so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each Party has access to the business records, Contracts and other information existing at the time of the First Closing Date and relating to either of the Companies or the conduct of the Business (whether in the possession of either of the Sellers, either of the Companies, Buyer or NewCo) as is reasonably necessary for (a) the preparation for or the prosecution or defense of any Action (other than one by or on behalf of a Party to this Agreement) by or against either of the Sellers, either of the Companies, Buyer or NewCo, (b) the preparation and filing of any Tax Return or election relating to either of the Companies or the conduct of the Business and any audit by any Taxing Authority of any returns of either of the Sellers, either of the Companies, NewCo or Buyer relating thereto, and (c) the preparation and filing of any other documents required by any Governmental Authority.  The Party requesting such information and assistance shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance.  The access to files, Books and Records contemplated by this Section 7.1 shall be during normal business hours and upon not less than two (2) Business Days’ prior written request, shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to the same.

7.2                               EBITDA Calculations.

(a)                                 During the period from the First Closing Date to the Second Closing Date, the Parties hereto acknowledge and agree that Parent and Sellers shall review and approve on an annual basis the report prepared by management setting forth the calculation of EBITDA for such period (“EBITDA Report”) for all purposes including for purposes of calculating NewCo’s EBITDA and the Second Closing Purchase Price.  The EBITDA Report prepared by management shall be complete to the best of the Companies’ Knowledge with respect to transactions occurring in the ordinary course of business during the applicable period (i.e. adjusted for out-of-period adjustments).  Parent and the Sellers shall be provided with such information, schedules and data as necessary or desirable to verify the EBITDA calculation.  Upon approval of Parent and the Sellers, the determination of the EBITDA calculation for any period shall be deemed conclusive and final and shall not be subject to further review, challenge or adjustment except as expressly permitted herein.  All Distributions to NewCo members shall be excluded from the calculation of NewCo’s EBITDA for purposes of determining the Second Closing Purchase Price.

(b)                                 Within 30 days after the Sellers’ receipt of the EBITDA Report, each of the Sellers shall have the right to deliver to Parent an Objection Statement.  If the Sellers do not deliver an Objections Statement within such 30-day period, then the EBITDA Report shall become final and binding upon all Parties.  If either of the Sellers do deliver an Objections Statement within such 30-day period, then the Sellers and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Objections Statement to resolve such objections.  After such 15-day period, any item or matter set forth in the EBITDA Report that is not an Adjustment Dispute shall become final and binding upon all Parties.  If Parent and the Sellers are unable to resolve all objections during such 15-day period, then any remaining Adjustment Disputes, and only such remaining Adjustment Disputes, shall be resolved by the Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining Adjustment Disputes in accordance with the terms of this Agreement within 30 days after its appointment (or such longer period as Parent and the Sellers may agree).  The Accounting Firm shall not be bound by the rules of arbitration. The resolution of such Adjustment Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and the Sellers, and (iii) shall be conclusive and binding upon all the Parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the EBITDA Report, as modified in accordance with such resolution, shall become final and binding upon all Parties.

(c)                                  The fees, costs and expenses of the Accounting Firm shall be borne by either Parent or the Sellers as follows:  (i) if the Accounting Firm determines that NewCo’s EBITDA is more than three percent (3%) greater or lower than the amount set forth in the EBITDA Report determined by Parent, then Parent shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that NewCo’s EBITDA is less than three percent (3%) greater or lower than the amount set forth in the EBITDA Report determined by Parent, then the Sellers shall bear the fees, costs and expenses of the Accounting Firm through the payment of such fees, costs and expenses by Parent.

7.3                               Limitations on Parties’ Covenants and Agreements.

The Parties hereto agree that no obligation or covenant imposed by this Agreement shall be construed to obligate the Parties or any of their Affiliates in any way to make loans to, advance funds to, invest additional capital in or extend credit in order to obtain financing for, or provide working capital for either of the Companies, except in their sole and absolute discretion.  Notwithstanding the foregoing, neither NewCo, Buyer or Parent shall take any action, prevent the Companies or NewCo from taking any action or fail to take any action that would be reasonably required to fund the Festival in the manner or to the extent it was funded in 2013 unless such action or such failure to take action is a result of (i) the inability to obtain any permit required in connection with the Festival or (ii) a good faith business decision made by NewCo, Buyer or Parent not to pursue another Festival.

7.4                               Notification of Adverse Occurrence.

Each of the Sellers shall notify Buyer and Parent in writing promptly upon the occurrence of any event or a failure of an event to occur, that would (i) prohibit or prevent the applicable Seller from making any of the representations and warranties set forth in Section 9.2(a) on the Second Closing Date or otherwise prohibit such Seller from consummating the Second Closing in accordance with the terms of this Agreement, or (ii) cause the conditions set forth in Section 9.1 not to be satisfied.

7.5                               Second Closing Conditions Precedent.

(a)                                 If the conditions precedent to the Second Closing set forth in Section 9.1 are not satisfied due to circumstances within the control of Buyer, thereby preventing the Second Closing from occurring, Buyer shall use commercially reasonable efforts to satisfy Section 9.1 prior to the Second Closing.

(b)                                 If the conditions precedent to the Second Closing set forth in Section 9.1 and Section 9.2 are not satisfied due to circumstances within the control of either of the Sellers, thereby preventing the Second Closing from occurring, each of the Sellers shall use commercially reasonable efforts to satisfy each of Section 9.1 and Section 9.2 prior to the Second Closing.

7.6                               Updated Disclosure

From the First Closing Date until the Second Closing Date, each of the Sellers must supplement or amend the Disclosure Schedules delivered in connection with Section 4.1(a) hereof with respect to any matter arising after the First Closing Date or of which it becomes aware after the First Closing Date, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules delivered in connection with Section 4.1(a).

7.7                               Cooperation as to Tax Matters

Following the First Closing, the Parties shall, and Buyer shall cause the Companies to, provide the other Parties with access to such information regarding the Companies and other cooperation as such other Parties may reasonably request in connection with the preparation and filing of any Tax Return or any audit or other proceeding relating to Taxes.  Each Party shall reimburse the Companies for all reasonable out-of-pocket costs and expenses incurred by the Companies in providing such information and access.  The access contemplated by this Section 7.7 shall be during normal business hours and upon reasonable advance notice.  Buyer shall cause the Companies to retain books and records relevant to Taxes for a period of six years, subject to extension if an audit, dispute or similar proceeding relating to Taxes is continuing at the end of such period.

7.8                               Interim Closing of Newco’s Books in Connection with the Second Closing. Parent and Buyer agree to cause NewCo (or any successor to NewCo), if NewCo (or such successor) continues as a partnership for federal income tax purposes after the Second Closing, to use an interim closing of the books method for determining Seller’s distributive shares of tax items.

8.                                     CONDITIONS PRECEDENT TO FIRST CLOSING

8.1                               Mutual Conditions of the Parties

The obligations of each Party to consummate the First Closing shall be subject to conditions that:

(a)                                 there shall be no statute, rule, regulation, ruling, order, consent, judgment or injunction in effect that would, nor shall any Action or proceeding before any court or other Governmental Authority be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of any of the Transactions contemplated hereby, declare unlawful the Transactions or cause the Transactions to be rescinded;

(b)                                 all consents, approvals, licenses, authorizations, declarations, filings, notices or other actions by or in respect of, or registration, declaration or filing with, any Governmental Authority required to consummate the transactions contemplated by the First Closing and set forth on Schedule 8.1(b) shall have been obtained; and

(c)                                  Each of the Credit Line Agreements shall have been terminated, all amounts outstanding thereunder shall have been paid and all Liens related thereto shall have been released.

8.2                               Conditions to Buyer’s and Parent’s Obligations

The obligations of Buyer and Parent to consummate the First Closing and the Ancillary Documents are subject to the satisfaction of the following conditions as of the First Closing Date (any one or more of which may be waived in writing at the option of Parent in its sole discretion):

(a)                                 Each of the representations and warranties of each of the Companies and each of the Sellers set forth in Sections 4.1 through 4.3 hereof, as applicable, shall be true and correct in all respects (as of the First Closing Date as though then made and as though the First Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Each of the Companies and each of the Sellers shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the First Closing.

(c)                                  The Companies and the Sellers shall have received the Consents identified on Schedule 4.2(e).

(d)                                 Buyer and Parent shall have received the documents and instruments required by Section 2.6(b)(i) and Section 2.6(b)(ii).

(e)                                  The Sellers shall have delivered the Pre-Closing Statement to Parent no fewer than three (3) Business Days prior to the First Closing Date pursuant to Section 2.4(a).

(f)                                   The Sellers shall have delivered the 2013 Festival P&L Statement to Parent no fewer than three (3) Business Days prior to the First Closing Date.

(g)                                  Bindra shall have conveyed to Made all right, title and interest in and to the Made Mark.

(h)                                 Since the date hereof, there shall not have been any Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)                                     The Companies and the Sellers shall have caused to be released all Liens on the assets and properties of each of the Companies.

8.3                               Conditions to the Sellers’ and the Companies’ Obligations.

The obligations of the Companies and the Sellers to consummate the First Closing are subject to the satisfaction of the following conditions as of the First Closing Date (any one or more of which may be waived in writing at the option of the Sellers in their sole discretion):

(a)                                 The representations and warranties of Parent and Buyer set forth in Section 4.4 hereof shall be shall be true and correct in all respects (disregarding for purposes of this Section 8.3(a) all “Material Adverse Effect” or “material” (or any correlative term) qualifications contained therein) as of the First Closing Date as though then made and as though the First Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Buyer and Parent shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the First Closing.

(c)                                  Each of the Sellers and each of the Companies shall have received the documents and instruments required by Section 2.6(b)(iii).

9.                                      CONDITIONS PRECEDENT TO SECOND CLOSING

9.1                               Mutual Conditions of the Parties

The obligations of each Party to consummate the Second Closing shall be subject to conditions that:

(a)                                 there shall be no statute, rule, regulation, ruling, order, consent, judgment or injunction in effect that would, nor shall any Action or proceeding before any court or other Governmental Authority be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of the Transactions, declare unlawful the Transactions or cause the Transactions to be rescinded; and

(b)                                 all consents, approvals, licenses, authorizations, declarations, filings, notices or other actions by or in respect of, or registration, declaration or filing with, any Governmental Authority required to consummate the transactions contemplated by the Second Closing and set forth on Schedule 9.1(b) shall have been obtained.

9.2                               Second Closing Conditions Precedent to Obligations of Buyer

The obligations of the Buyer to consummate the Second Closing are subject to the satisfaction (or waiver by the Buyer) on or prior to the Second Closing of the following additional conditions:

(a)                                 Representations, Warranties and Covenants.

(i)                                     The following representations and warranties each of the Sellers shall be true and correct on and as of the Second Closing Date:

(A)                               Bindra is the lawful record and beneficial owner of the Made Second Closing Membership Interests (less any Made Secured Interests finally foreclosed upon by Parent pursuant to the Made Pledge Agreements) and has good title to such Made Second Closing Membership Interests (less any Made Secured Interests finally foreclosed upon by Parent pursuant to the Made Pledge Agreements), free and clear of any Liens and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto, except pursuant to the NewCo Limited Liability Company Agreement or the Made Pledge Agreement.

(B)                               De Palma is the lawful record and beneficial owner of the EZ Second Closing Membership Interests (less any EZ Secured Interests finally foreclosed upon by Parent pursuant to the EZ Pledge Agreements) and has good title to such EZ Second Closing Membership Interests (less any EZ Secured Interests finally foreclosed upon by Parent pursuant to the EZ Pledge Agreements), free and clear of any Liens and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto, except pursuant to the NewCo Limited Liability Company Agreement or the EZ Pledge Agreement.

(C)                               Each of the representations and warranties of each of the Sellers set forth in Section 4.1(b), Section 4.1(d) and Section 4.3 hereof, as applicable, shall be true and correct in all respects as of the Second Closing Date as though then made and as though the Second Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  Each of the Sellers shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Second Closing, except in each case to the extent that the failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Closing Deliverables.  Buyer and Parent shall have received the documents and instruments required by Section 3.4(b)(i).

9.3                               Conditions to the Sellers’ Obligations.

The obligations of the Sellers to consummate the Second Closing are subject to the satisfaction of the following conditions as of the Second Closing Date (any one or more of which may be waived in writing at the option of the Sellers in their sole discretion):

(a)                           Each of the representations and warranties of Parent and Buyer set forth in Section 4.4(a) through Section 4.4(c) and Section 4.4(e) through Section 4.4(h), as applicable, shall be true and correct in all respects (disregarding for purposes of this Section 9.3(a) all “Material Adverse Effect” or “material” (or any correlative term) qualifications contained therein) as of the Second Closing Date as though then made and as though the Second Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Buyer and Parent shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Second Closing, except in each case to the extent that the failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Each of the Sellers shall have received the documents and instruments required by Section 3.4(b)(iii).

10.                               SURVIVAL; INDEMNIFICATION

10.1                        Survival of Representations and Warranties and Covenants

(a)                                 Subject to Section 10.1(b), the representations and warranties contained in this Agreement shall expire and terminate and be of no further force and effect on the date that is the twenty four (24) month anniversary of the First Closing Date.

(b)                                 Notwithstanding the foregoing Section 10.1(a), (i) there shall be no time limitation with respect to any claim arising out of any breach of the Company Fundamental Representations and (ii) any claim arising out of any breach of Section 4.2(j) shall survive for a period equal to thirty (30) days after the expiration of the applicable statute of limitations (taking into account all applicable extensions). All of the covenants and other agreements contained in this Agreement shall survive the Second Closing Date other than those which specifically terminate at the Second Closing.

(c)                                  Notwithstanding anything in this Section 10.1(c) to the contrary, in the event that any breach of any representation or warranty by any of the Seller Parties, Parent or Buyer constitutes fraud or intentional misrepresentation, the representation or warranty shall survive the consummation of the Transactions and continue in full force and effect without any time limitation with respect to such breach.

10.2                        Indemnification of Parent and Buyer.

From and after the First Closing, subject to the provisions of this Article 10, the Seller Parties shall indemnify and hold harmless Parent, Buyer, NewCo and their respective Affiliates, and their respective officers, directors, employees and agents (the “Buyer Indemnitees”), from and against and all liabilities, obligations, deficiencies, Actions, assessments, fines, forfeitures, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of: (i) any breach of any representation or warranty of the Seller Parties contained in Section 4.2 of this Agreement, or any certificate delivered in connection herewith; (ii) any material breach of any covenant or agreement by the Seller Parties; (iii) any and all Pre-First Closing Taxes; (iv) the Pferdmenges Litigation and all Losses incurred in connection therewith, (v) the settlement agreements with each of Broadcast Music, Inc. and the American Society of Composers, Authors and Publishers and all Losses incurred in connection therewith, or (vi) any fraud or intentional misrepresentation of the Seller Parties; provided that there shall be no indemnification in respect of a Loss to the extent that such Loss was actually taken into account in determining, and reduced, the W/C Adjustment Amount.  Nothing contained herein shall limit the Buyer Indemnities’ right to seek indemnification for Losses incurred in connection with the Pferdmenges Litigation pursuant to this Article 10 and/or by foreclosing on all or any part of the Secured Interests pursuant to the Pledge Agreements, in the Buyer Indemnities’ sole and absolute discretion.  From and after the First Closing, subject to the provisions of this Article 10, the Sellers shall indemnify and hold harmless the Buyer Indemnitees, from and against all Losses suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of any breach of any representation or warranty of the Sellers contained in Section 4.1 or Section 4.3 of this Agreement, or any certificate delivered in connection herewith.  All payments under this Section 10.2 shall be treated by the parties as an adjustment to the First Closing Purchase Price or the Second Closing Purchase Price, as appropriate, except as otherwise required by applicable Law.  In no event shall payments made under this Section 10.2 exceed the First Closing Purchase Price and the Second Closing Purchase Price, to the extent such amounts have actually been paid by Parent and/or Buyer.

10.3                        Indemnification of the Sellers

From and after the First Closing, subject to the provisions of this Article 10, Parent and Buyer, on a joint and several basis, shall indemnify the Sellers, their members, their Affiliates, and their officers, directors, employees and agents (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by Seller Indemnitees to the extent such Losses arise from or relating to: (i) a breach of any representation or warranty of Buyer or Parent contained in this Agreement, or any certificate delivered in connection herewith; or (ii) a breach of any covenant or agreement by Buyer or Parent contained in this Agreement requiring performance by Buyer or Parent prior to the Second Closing or by Buyer, Parent or either of the Companies after the Second Closing.  All payments under this Section 10.3 shall be treated by the parties as an adjustment to the First Closing Purchase Price or the Second Closing Purchase Price, as appropriate, except as otherwise required by applicable Law.

10.4                        Procedures Relating to Indemnification.

(a)                                 In order for a Party to be entitled to seek any indemnification provided for under this Agreement (such Party, the “Claiming Party”), in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such Claiming Party must notify the Party to this Agreement that is or may be required to provide indemnification hereunder with respect to such Third-Party Claim (the “Defending Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible but in any event within fifteen (15) days after receipt by such Claiming Party of notice of the Third-Party Claim (or within such shorter time as may be necessary to give the Defending Party a reasonable opportunity to respond to and defend such Third-Party Claim); provided that any delay or failure in giving such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been prejudiced as a result of such failure.  Thereafter, the Claiming Party shall deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third-Party Claim.

(b)                                 The Defending Party shall have the right upon written notice to the Claiming Party within fifteen (15) days after receipt from the Claiming Party of notice of such claim, to conduct at the sole cost and expense of the Defending Party the defense against such claim; provided that before the Defending Party assumes control of such defense it must first agree and acknowledge in such notice that the Defending Party is fully responsible (subject to the limitations of Sections 10.2 and 10.3) for all Losses relating to such Third-Party Claim (a “Control Notice”); provided further that the Defending Party shall not have the right to assume control of such defense if the Third-Party Claim; (i) seeks solely or primarily non-monetary relief (rather than where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); (ii) involves criminal allegations; (iii) is one in which the Defending Party is also a party and joint representation would, as determined in each case by the Claiming Party based on advice of outside counsel, be inappropriate or there may be legal defenses available to the Claiming Party which are different from or additional to those available to the Defending Party; or (iv) involves a claim which, upon petition by the Claiming Party, the appropriate court rules that the Defending Party failed or is failing to vigorously prosecute or defend.  In the event that the Defending Party validly delivers a Control Notice, the Claiming Party will reasonably cooperate, at the sole cost and expenses of the Defending Party, with and make reasonably available to the Defending Party such assistance and materials as may be reasonably requested by it, and the Claiming Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  Whether or not the Defending Party shall have assumed the defense of a Third-Party Claim, the Claiming Party shall not admit any Liability with respect to, and shall not have the right to compromise, settle, discharge or consent to entry of judgment with respect to, such Third-Party Claim without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Without the prior written consent of the Claiming Party, the Defending Party will not enter into any settlement of any Third-Party Claim or consent to entry of judgment with respect to such claim, if pursuant to or as a result of such settlement or consent, (x) injunctive or other equitable relief would be imposed against the Claiming Party, or (y) such settlement or consent would lead to Liability or create any financial obligation on the part of the Claiming Party for which the Claiming Party is not entitled to indemnification hereunder. If an offer is made to settle a Third-Party Claim, which offer the Defending Party is permitted to settle under this Section 10.4(b) only upon the prior written consent of the Claiming Party, and the Defending Party desires to accept and agree to such offer, the Defending Party will give prompt written notice to the Claiming Party to that effect.  If the Claiming Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Defending Party shall have the right, in its sole discretion, to accept and agree to such offer and the Claiming Party may continue to contest or defend such Third-Party Claim and, in the event the Defending Party so accepts such offer, the maximum Liability of the Defending Party as to such Third-Party Claim will not exceed the amount of such settlement offer.

10.5                        Determination of Loss Amount.

Absent fraud or intentional misrepresentation, in no event shall any Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, or punitive damages, except to the extent such damages are awarded against the indemnified party in a Third Party Claim.  In determining the amount of Losses subject to indemnification under this

Agreement, any Losses shall be reduced by the amount of any insurance proceeds received by the Claiming Party or any of its Affiliates, less any actual out-of-pocket costs incurred by such Claiming Party or such Affiliate in collecting such proceeds.  Each Claiming Party shall use all commercially reasonable efforts to collect any and all such insurance proceeds prior to seeking any payment for Losses subject to indemnification under this Agreement.

10.6                        Exclusive Remedy; Specific Performance

(a)                                 Except as otherwise provided in this Section 10.6, Section 6.3 and Section 11.2, the provisions of this Article 10 constitute the sole and exclusive remedies for recovery of Losses or other claims relating to or arising from this Agreement or in connection with the Transactions.  The provisions of this Section 10.6 shall not, however, prevent or limit a cause of action hereunder with respect to fraud or intentional misrepresentation.

(b)                                 The Parties agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Without limiting the generality of the foregoing, if all of the conditions set forth in Article 8 and Article 9 hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the First Closing or the Second Closing, as the case may be) then commencing on the date hereof, each Party hereto shall be entitled to cause the other Parties hereto to consummate the First Closing or the Second Closing, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Parties are entitled at law or in equity; provided, however, that Sellers shall not be entitled to cause the Buyer or Parent to consummate the First Closing.

10.7                        Third Party Beneficiaries.

Each indemnified Person or Entity that is not a party is hereby made a third-party beneficiary of the rights under this Article 10 (subject to the obligations, limitations, and procedures of this Article 10) as if such indemnified Person or Entity were an original signatory hereto for such purposes.

10.8                        Threshold Amount; and Indemnification Cap.

(a)                                 Notwithstanding anything herein to the contrary, the liability of any Party for indemnity with respect thereto shall only extend to matters for which a bona fide claim has been asserted by written notice of such claim with reasonable details delivered to the Indemnifying Party on or before the applicable survival period as set forth in Section 10.1.

(b)                                 Notwithstanding anything herein to the contrary, no indemnification claim may be made under Article 10 unless and until the aggregate amount of all Losses sustained or incurred to which the indemnity under Article 10 applies should exceed $250,000.00 (the “Threshold Amount”); provided, however, that the Threshold Amount shall not apply to any Losses sustained or incurred in connection with (i) any breach of any of the Company Fundamental Representations or the representations set forth in Section 4.2(j), or (ii) any claim arising under Sections 10.2(iii) through and including Section 10.2(v).  If the aggregate Losses sustained or incurred for indemnity claims under this Article 10 should exceed the Threshold Amount, then the liability of the Defending Party shall, subject to the provisions of Section 10.8(c), be for all Losses, including that portion of the Losses that are less than the Threshold Amount.

(c)                                  Notwithstanding anything herein to the contrary, the liability of each of the Sellers to protect, indemnify and to hold harmless the Buyer Indemnities with respect to Losses resulting from breaches of representations and warranties contained in this Agreement (other than for the Company Fundamental Representations, the representations set forth in Section 4.2(j) or Losses arising in connection with any claim arising under Sections 10.2(iii) through and including Section 10.2(v)) shall be limited to 35% of the sum of the First Closing Purchase Price and the Second Closing Purchase Price paid to the Sellers.  If Buyer or Parent is finally determined by a court of competent jurisdiction to be entitled to indemnification in accordance with the provisions of this Article 10, Buyer or Parent, as applicable, shall be entitled to withhold and offset from (i) the amounts due to either of the Sellers under the Promissory Notes or (i) the Second Closing Purchase Price due to either of the Sellers, the amount of any Losses subject to such decision of such court.

(d)                                 Notwithstanding anything herein to the contrary, the total liability for Buyer to protect, indemnify and hold harmless Seller Indemnities with respect to Losses resulting from a breach of any representation or warranty of Buyer shall be limited to 35% of the sum of the First Closing Purchase Price and the Second Closing Purchase Price paid to the Sellers.

(e)                                  In no event shall the Seller Parties be required to indemnify hereunder for any Losses arising from or related to any Tax liability of either of the Companies (other than income Taxes of either Seller) in respect of amounts associated with the 2013 Festival or any other events produced by either Company during the period from and after the 2013 Festival until the date that is ten (10) Business Days prior to the anticipated First Closing Date to the extent that such Tax liability was not actually taken into account and decreased the Final 2013 Festival Adjustment Amount.

11.                               TERMINATION

11.1                        Termination of Agreement.

This Agreement may be terminated at any time prior to the First Closing:

(a)                                 by the mutual written consent of Buyer and each of the Sellers;

(b)                                 by Buyer, effective upon written notice to each of the Sellers, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of either of the Companies which has rendered the satisfaction of any conditions set forth in Section 8.2 permanently incapable of fulfillment, such violation or breach has not been waived by Buyer, and the breach has not been cured within thirty (30) days following Buyer’s written notice of such breach; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(c)                                  by the Sellers, effective upon written notice to the Buyer, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Parent or Buyer which has rendered the satisfaction of any conditions set forth in Section 8.3 permanently incapable of fulfillment, such violation or breach has not been waived by the Sellers, and the breach has not been cured within thirty (30) days following Buyer’s written notice of such breach; provided that the right to terminate this Agreement under this Section 11.1(c) shall not be available to the Sellers if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(d)                                 by Parent or Buyer, by written notice to each of the Sellers, if the First Closing has not been consummated on or prior to the applicable Target First Closing Date, unless such failure shall be due to the failure of either Buyer or Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the First Closing Date; or

(e)                                  by the Sellers or the Companies, by written notice to each of Parent and Buyer, if the First Closing has not been consummated on or prior to the applicable Target First Closing Date, unless such failure shall be due to the failure of any of the Sellers or the Companies to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the First Closing Date.

11.2                        Effect of Termination.

In the event of termination of this Agreement by either Buyer or either of the Sellers as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect, and there shall be no Liability on the part of one Party to another, except for (x) any Liability of a Party for knowing or willful breaches of the covenants contained in this Agreement occurring prior to the time of such termination, or (y) in the case of a termination by either Party if, prior to such termination, all of the conditions set forth in Section 8.2 or 8.3, as applicable, had been satisfied, the Sellers or Buyer, as applicable, had indicated in writing to the other Party that it was ready, willing and able to close, and the other Party thereafter failed to consummate the Transactions within the time frame for (i) the First Closing set forth in Section 2.6(a), or (ii) the Second Closing set forth in Section 3.4(a), any Liability arising out of such failure to consummate such Transaction; provided that this Section 11.2 and Article 12 hereof shall survive the termination of this Agreement in accordance with their terms; provided further that Section 5.2 with respect to confidentiality, shall survive indefinitely.  Notwithstanding the foregoing, if, for any reason, the First Closing does not occur by the applicable Target First Closing Date, there shall be no Liability on the part of Parent or Buyer to any Seller Party other than Parent’s forfeiture of the Lost Opportunity Payment and the Total Advance Fee that has been paid to Bindra and De Palma pursuant to the terms of Section 2.1, including, for the avoidance of doubt, Sections 2.1(b) and 2.1(c).

12.                               MISCELLANEOUS

12.1                        Press Releases and Announcements.

Except as required by Law, or as otherwise set forth in this Section 12.1, each Party shall not issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions, or make reference to the other Party or the terms of this Agreement, without the prior written consent of the other Party, which consent the other Party shall not unreasonably withhold, delay, or condition; except that Buyer is authorized to issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions, or make reference to the other Party or the terms of this Agreement, in any 8-K, 10-K or other filing required under the United States federal securities Laws, under the rules and regulations of any applicable stock exchange, in any analyst meetings and investor conference calls or earnings calls, in any Registration Statement on Form S-1 disclosed to potential investors, or as otherwise deemed reasonable or necessary by Buyer or Parent, in Buyer’s sole discretion, in respect of the fact that it has publicly traded securities listed on a national securities exchange.

12.2                        No Third-Party Beneficiaries.

Except as provided in Section 10.6(b), this Agreement does not and will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3                        Entire Agreement.

This Agreement, the Ancillary Documents, the Letter Agreement and the Beer Distribution Letter, collectively constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof; provided, that to the extent of any conflict between this Agreement, on the one hand, and any Ancillary Document, the Letter Agreement or the Beer Distribution Letter, on the other hand, this Agreement shall govern.

12.4                        Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that each of Buyer or Parent may assign as collateral security its rights pursuant hereto to any Person providing financing to Buyer or Parent, respectively, or any of their respective Affiliates solely in connection with funding NewCo or the Business.

12.5                        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  It is the express intent of the Parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).

12.6                        Notices.

All notices, requests, claims, and other communications hereunder, to be valid, must be in writing.  Any notice, request, claim, or other communication hereunder will be deemed duly given (a) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (c) one (1) Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to Made or Bindra:	With a copy to:

Made Event, LLC	Robinson & Cole LLP
27-28 Thompson Ave, #700	1055 Washington Blvd
Long Island City, New York 11101	Stamford, Ct. 06901-2249
Attn: Mike Bindra and Laura De Palma	Attn: Mitchell Lampert
Fax: (203) 462-7599

Law Offices of Jeffrey B. Gandel
1623 Third Avenue
Suite 22A
New York, New York 10128
Attn: Jeffrey Gandel
Fax: (212) 289-0686

If to EZ or De Palma:	With a copy to:

EZ Festivals, LLC	Robinson & Cole LLP
27-28 Thompson Ave, #700	1055 Washington Blvd
Long Island City, New York 11101	Stamford, Ct. 06901-2249
Attn: Mike Bindra and Laura De Palma	Attn: Mitchell Lampert
Fax: (203) 462-7599

Law Offices of Jeffrey B. Gandel
1623 Third Avenue
Suite 22A
New York, New York 10128
Attn: Jeffrey Gandel
Fax: (212) 289-0686

If to Buyer or Parent:	With a copy to:

SFX Entertainment, Inc.	Reed Smith LLP
430 Park Avenue	599 Lexington Avenue
6th Floor	22nd Floor
New York, NY 10022	New York, NY 10022
Attention: Howard Tytel	Attention: Aron Izower
Fax: N/A	Fax: (212) 521-5450

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: Meg Jones
Fax: (215) 851-1420

Any Party may give any notice, request, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, claim, or other communication will be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended.  Any Party may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7                        Governing Law; Jurisdiction; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the

State of New York, without giving effect to choice of law principles thereof.  Any judicial proceeding brought against any of the Parties to this Agreement or any dispute arising out of this Agreement or any related agreement, certificate, or other document delivered in connection herewith or therewith or any of the transactions contemplated hereby or thereby or any matter otherwise related hereto or thereto shall, subject to Section 12.8, be brought in the courts located in the City of New York, or in the United States District Court for the Southern District of New York, and each Party hereby accepts the exclusive jurisdiction and venue of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

12.8                        Disputes and Binding Arbitration

(a)                                 Mediation. Other than disputes to be resolved by the Accounting Firm pursuant to Section 5.6(a), Section 5.6(b) and Section 7.2, if there is a dispute regarding the breach of or non-compliance with this Agreement (a “Dispute”), then each Party shall use such Party’s reasonable efforts to cause a senior representative designated by such Party to negotiate in good faith with the senior representative designated by the other Party in an effort to resolve such Dispute. If such Dispute is not resolved on or before the date that is ten (10) days after a Party first attempts to cause such Party’s designated representative to negotiate to resolve such Dispute, or if any of the Parties refuses to negotiate in good faith for three days during such 10-day period, then, upon the request of any Party’s representative, the Parties shall promptly submit such Dispute to JAMS for resolution pursuant to binding arbitration (“Binding Arbitration”) in accordance with Section 12.8(b).

(b)                                 Binding Arbitration.

(i)                                     Submission to JAMS. All Disputes submitted to Binding Arbitration pursuant to this Section 12.8(b) or otherwise shall be finally resolved by arbitration in accordance with the then existing Rules of JAMS, as supplemented by the further requirements of this Section 12.8(b). Such arbitration is to be conducted by three arbitrators (each, an “Arbitrator”), one appointed by each Party and the third selected by the first two appointed Arbitrators, in each case who agree to comply with the terms and procedures of this Section 12.8(b).

(ii)                                  Procedure. Within twenty (20) days after submitting a Dispute to Binding Arbitration, each Party shall provide the other Party and the Arbitrators with a statement explaining the specific facts such Party contends support such Party’s claims or basis in such Dispute, including acts or omissions by the other Party that such first Party believes constitute a breach of this Agreement, all of the terms and provisions of this Agreement that such first Party believes have been breached, the names and addresses of each Person that such first Party believes has knowledge supporting such Party’s claim, and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculation(s) were based. Each Party shall provide the other Party and the Arbitrators with such statement a copy of all documents in such first Party’s possession or control that such first Party contends support such first Party’s claim. The requirements of this Section 12.8(b)(ii) are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of JAMS. In particular, the exchanges of documents and information required by such paragraphs are to be in addition to any discovery that is permitted under the Rules of JAMS or that the Arbitrators might otherwise authorize in the arbitration.

(iii)                               Opinion; Enforceability; Expenses. The Arbitrators are to be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis and, subject to the limitations set forth herein, the award. The decision rendered by the Arbitrators will be final and binding upon the Parties. Judgment upon the decision and any award made by the Arbitrators is permitted to be entered in any court of competent jurisdiction. The non-prevailing Party in any Binding Arbitration (as determined by the Arbitrators) shall pay the reasonable fees and expenses (including reasonable attorneys’ fees and costs) of the prevailing Party.  The Parties will otherwise be responsible for their own expenses in connection with such Binding Arbitration.

(iv)                              Confidentiality. To the extent permitted by applicable Law, the Parties shall keep the arbitration proceeding confidential and the arbitration panel must issue appropriate protective orders to safeguard such confidentiality. The Parties agree to keep confidential any documents exchanged between them pursuant to the arbitration and the content of any testimony or written documents submitted pursuant to the arbitration. Each Party not shall make (or instruct the arbitration panel to make) any public announcement with respect to the proceedings or decision of the arbitration panel without prior written consent of each other Parties involved in the arbitration. The Parties and the arbitration panel shall keep the existence of any Dispute submitted to arbitration, and the award in confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

(v)                                 Language; Place of Arbitration. Any arbitration proceedings described in this Section 12.8(b) are to be conducted in the English language and are to take place in the Borough of Manhattan, the City of New York.

(vi)                              Conduct of Parties and Operations. Neither the existence of a Dispute, the pending settlement of a Dispute nor the resolution procedures set forth in this Section 12.8 will operate to limit or relieve any Party from such Party’s ongoing duties and obligations hereunder or limit or extinguish any right that any Party might otherwise have hereunder, in law or in equity.

12.9                        Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

12.10                 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.11                 Expenses.

Except for Parent’s responsibility to pay the fees, costs and expenses for the Audited Financial Statements and the Interim Financial Statement as set forth in Section 4.2(g) and as otherwise explicitly provided in this Agreement, each Party shall bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions, whether or not the Transactions are consummated.

12.12                 Construction.

The Parties have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.  As used in this Agreement, the word “including” means without limitation and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Sections, Exhibits and Schedules mean the Sections of and the Exhibits and Schedules attached to this Agreement; (b) to a Contract, instrument or document means such Contract, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, except that the rule of construction set forth in this clause (b) does not apply to Contracts, instruments or documents that are referenced in any representation of any Party (including any such reference in a Schedule); and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit, in the table of contents hereto are for convenience of reference only and do not constitute a part of this Agreement and will not limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit, and all provisions of this Agreement and the Schedules and Exhibits are to be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this

Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Companies’ industry or in general commercial usage).  All amounts payable hereunder and set forth in this Agreement are expressed in U.S. dollars, and all references to dollars (or the symbol “$”) herein refer to United States dollars. Where any provision in this Agreement refers to action to be taken by any Person, or that any Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.  The Parties agree that the original of this Agreement will be written in the English language, and each Party waives any rights it may have under the laws of its country of residence to have such Agreement written in its local language. If a local language version is provided, it is for convenience only and the English language version shall be the binding document.

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The Parties are signing this Agreement as of the date first written above.

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	Chief Financial Officer

SFX ACQUISITION, LLC

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	Chief Financial Officer

MADE EVENT, LLC

By:	/s/ Mike Bindra
Name:	Mike Bindra
Title:	Sole Member

/s/ Mike Bindra
Mike Bindra

EZ FESTIVALS, LLC

By:	/s/ Laura De Palma
Name:	Laura De Palma
Title:	Sole Member

/s/ Laura De Palma
Laura De Palma

[Signature Page to Membership Interest Purchase Agreement]